Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Orbitz Worldwide, Inc.

We have audited the accompanying consolidated balance sheets of Orbitz Worldwide, Inc. and subsidiaries (for all periods the “Company”) (the “Successor”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, comprehensive loss, and shareholders’ equity for the years ended December 31, 2008 and 2007, and the period from August 23, 2006 through December 31, 2006. We have also audited the combined consolidated statements of operations, comprehensive loss, invested equity, and cash flows of the Company reflecting its ownership by Cendant Corporation prior to the acquisition by affiliates of The Blackstone Group and Technology Crossover Ventures of Palo Alto, California on August 23, 2006 (the “Predecessor”) for the period from January 1, 2006 through August 22, 2006. Our audits also included the financial statement schedule listed at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Orbitz Worldwide, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, and the period from August 23, 2006 through December 31, 2006, and such combined consolidated financial statements of the Predecessor present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2006 through August 22, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the financial statements presented for periods prior to August 23, 2006 include the results of operations and cash flows for the Company on a predecessor basis reflecting the ownership by Cendant Corporation. The Successor and Predecessor are comprised of the assets and liabilities of the business-to-consumer travel businesses of Travelport Limited and Cendant Corporation, respectively. As a result, the consolidated financial statements include allocations which may not be indicative of the actual revenues and expenses that would have been reported had the Company operated as a separate entity apart from Travelport Limited or Cendant Corporation in the periods prior to the Company’s initial public offering on July 25, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/  Deloitte & Touche LLP

Chicago, Illinois
March 9, 2009 (September 4, 2009 as to the effects of the adoption of SFAS No. 160 and the related disclosures in Notes 1, 2, 17 and 21)

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data)

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2008	December 31, 2007	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Predecessor
Net revenue	$870	$859	$242	$510
Cost and expenses
Cost of revenue	163	157	38	75
Selling, general and administrative	272	301	112	191
Marketing	310	302	89	188
Depreciation and amortization	66	57	18	37
Impairment of goodwill and intangible assets	297	—	—	122

Total operating expenses	1,108	817	257	613

Operating (loss) income	(238)	42	(15)	(103)
Other (expense) income Interest expense, net	(63)	(83)	(9)	(18)
Other income, net	—	—	—	1

Total other (expense)	(63)	(83)	(9)	(17)

Loss before income taxes	(301)	(41)	(24)	(120)
(Benefit) provision for income taxes	(2)	43	1	1

Net loss	(299)	(84)	(25)	(121)
Less: Net income attributable to noncontrolling interest	—	(1)	—	—

Net loss attributable to Orbitz Worldwide, Inc.	$(299)	$(85)	$(25)	$(121)

		Period from
	Year Ended	July 18, 2007 to
	December 31, 2008	December 31, 2007

Net loss attributable to Orbitz Worldwide, Inc. common shareholders	$(299)	$(42)

Net loss per share — basic and diluted:
Net loss per share attributable to Orbitz Worldwide, Inc. common shareholders	$(3.58)	$(0.51)

Weighted average shares outstanding	83,342,333	81,600,478

See Notes to Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	Successor
	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$31	$25
Accounts receivable (net of allowance for doubtful accounts of $1 and $2, respectively)	58	60
Prepaid expenses	17	16
Security deposits	—	8
Deferred income taxes, current	6	3
Due from Travelport, net	10	—
Other current assets	6	9

Total current assets	128	121
Property and equipment, net	190	184
Goodwill	949	1,181
Trademarks and trade names	232	313
Other intangible assets, net	34	68
Deferred income taxes, non-current	9	12
Other non-current assets	48	46

Total Assets	$1,590	$1,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$37	$37
Accrued merchant payable	205	218
Accrued expenses	106	121
Deferred income	23	28
Due to Travelport, net	—	8
Term loan, current	6	6
Other current liabilities	9	4

Total current liabilities	386	422
Term loan, non-current	587	593
Line of credit	21	1
Tax sharing liability	109	114
Unfavorable contracts	13	17
Other non-current liabilities	36	40

Total Liabilities	1,152	1,187

Commitments and contingencies (see Note 11)
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,345,437 and 83,107,909 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 18,055 and 8,852 shares held, respectively	—	—
Additional paid in capital	908	894
Accumulated deficit	(450)	(151)
Accumulated other comprehensive (loss) (net of accumulated tax benefit of $2 and $2, respectively)	(21)	(6)

Total Shareholders’ Equity	438	738

Total Liabilities and Shareholders’ Equity	$1,590	$1,925

See Notes to Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

			Period from	Period from
			August 23,	January 1,
	Year Ended	Year Ended	2006 to	2006 to
	December 31,	December 31,	December 31,	August 22,
	2008	2007	2006	2006
	Successor	Successor	Successor	Predecessor
Operating activities:
Net loss	$(299)	$(84)	$(25)	$(121)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	66	57	18	37
Impairment of goodwill and intangible assets	297	—	—	122
Non-cash revenue	(3)	(7)	(3)	(8)
Non-cash interest expense	18	15	9	18
Deferred income taxes	(4)	38	2	(16)
Stock compensation	15	8	2	4
Provision for bad debts	—	2	—	1
Deconsolidation of noncontrolling interest	—	(7)	—	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	—	(2)	8	(12)
Deferred income	—	8	11	15
Due to/from Travelport, net	(5)	2	—	—
Accounts payable, accrued merchant payable, accrued expenses and other current liabilities	—	38	12	119
Other	(9)	1	5	(38)

Net cash provided by operating activities	76	69	39	121

Investing activities:
Property and equipment additions	(58)	(53)	(28)	(55)
Proceeds from sale of business, net of cash assumed by buyer	—	(31)	—	—
Investments	—	—	(1)	1
Proceeds from asset sales	—	4	—	—

Net cash (used in) investing activities	(58)	(80)	(29)	(54)

Financing activities:
Proceeds from initial public offering, net of offering costs	—	477	—	—
Proceeds from issuance of debt, net of issuance costs	—	595	—	—
Repayment of note payable to Travelport	—	(860)	—	—
Dividend to Travelport	—	(109)	—	—
Capital contributions from Travelport	—	25	—	—
Capital lease and debt payments	(7)	(3)	—	(3)
Advances to Travelport	—	(113)	(7)	(36)
Payment to satisfy employee tax withholding obligations upon vesting of equity-based awards	(1)	—	—	—
Payments on tax sharing liability	(20)	—	—	(31)
Proceeds from line of credit	69	152	—	—
Payments on line of credit	(49)	(151)	—	—

Net cash (used in) provided by financing activities	(8)	13	(7)	(70)

Effects of changes in exchange rates on cash and cash equivalents	(4)	5	(11)	1

Net increase (decrease) in cash and cash equivalents	6	7	(8)	(2)
Cash and cash equivalents at beginning of period	25	18	26	28

Cash and cash equivalents at end of period	$31	$25	$18	$26

Supplemental disclosure of cash flow information:
Income tax (refunds) payments, net	$(2)	$11	$3	$6
Cash interest payments, net of capitalized interest of $1, $3, $0, and $0, respectively	$47	$74	—	$4
Non-cash investing activity:
Capital expenditures incurred not yet paid	$2	$4	—	—
Non-cash allocation of purchase price related to the Blackstone Acquisition	—	$7	$1,290	—
Non-cash financing activity:
Non-cash capital contributions and distributions to Travelport	—	$(814)	—	—
Non-cash forgiveness of receivable from Cendant	—	—	—	$(67)
Non-cash use of tax benefits by Cendant	—	—	—	$10

See Notes to Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in millions)

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31,	December 31,	December 31,	August 22,
	2008	2007	2006	2006
	Successor	Successor	Successor	Predecessor
Net loss	$(299)	$(84)	$(25)	$(121)
Other comprehensive (loss) income, net of income taxes
Currency translation adjustment	(7)	(4)	2	(32)
Unrealized (losses) on floating to fixed interest rate swaps (net of tax benefit of $0, $2, $0 and $0, respectively)	(8)	(4)	—	—

Other comprehensive (loss) income	(15)	(8)	2	(32)

Comprehensive (loss)	(314)	(92)	(23)	(153)
Less: Comprehensive income attributable to noncontrolling interest	—	(1)	—	—

Comprehensive (loss) attributable to Orbitz Worldwide, Inc.	$(314)	$(93)	$(23)	$(153)

See Notes to Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF INVESTED EQUITY/SHAREHOLDERS’ EQUITY
(in millions)

		Orbitz Worldwide, Inc. Shareholders
						Accumulated Other Comprehensive Income (Loss)			Total
	Cendant or					Net Unrealized Gains (Losses) from			Invested
	Travelport			Additional		Interest	Foreign		Equity/
	Net	Common Stock		Paid in	Accumulated	Rate	Currency	Noncontrolling	Shareholders’
	Investment	Shares	Amount	Capital	Deficit	Swaps	Translation	Interest	Equity

Predecessor
Balance as of December 31, 2005	$1,418	—	—	—	—	—	$6	—	$1,424
Non-cash forgiveness of receivable from Cendant	(67)	—	—	—	—	—	—	—	(67)
Use of income tax benefits by Cendant	10	—	—	—	—	—	—	—	10
Net loss	(121)	—	—	—	—	—	—	—	(121)
Other comprehensive loss, net of tax benefit of $0	—	—	—	—	—	—	(32)	—	(32)

Balance as of August 22, 2006	$1,240	—	—	—	—	—	$(26)	—	$1,214

Successor
Balance as of August 23, 2006	$1,290	—	—	—	—	—	—	—	$1,290
Net loss	(25)	—	—	—	—	—	—	—	(25)
Other comprehensive income, net of tax benefit of $0	—	—	—	—	—	—	$2	—	2

Balance at December 31, 2006	1,265	—	—	—	—	—	2	—	1,267
Capital distribution to Travelport and other, net	(854)	—	—	—	—	—	—	—	(854)
Sale of subsidiary to noncontrolling interest	13	—	—	—	—	—	—	$12	25
Issuance of common stock to Travelport in connection with Reorganization	(381)	49	$1	$380	—	—	—	—	—
Issuance of common stock in connection with initial public offering, net of offering costs	—	34	—	477	—	—	—	—	477
Dividend paid to Travelport	—	—	—	—	$(109)	—	—	—	(109)
Contributions from Travelport	—	—	—	30	—	—	—	—	30
Amortization of equity-based compensation awards granted to employees, net of payments to satisfy employee tax withholding obligations upon vesting	—	—	—	7	—	—	—	—	7
Net loss from January 1, 2007 through July 17, 2007	(43)	—	—	—	—	—	—	—	(43)
Net (loss) income from July 18, 2007 through December 31, 2007	—	—	—	—	(42)	—	—	1	(41)
Other comprehensive loss, net of tax benefit of $2	—	—	—	—	—	$(4)	(4)	—	(8)
Deconsolidation of noncontrolling interest	—	—	—	—	—	—	—	(13)	(13)

Balance at December 31, 2007	—	83	1	894	(151)	(4)	(2)	—	738
Net loss	—	—	—	—	(299)	—	—	—	(299)
Amortization of equity-based compensation awards granted to employees, net of payments to satisfy employee tax withholding obligations upon vesting	—	—	—	14	—	—	—	—	14
Other comprehensive loss, net of tax benefit of $0	—	—	—	—	—	(8)	(7)	—	(15)

Balance at December 31, 2008	—	83	$1	$908	$(450)	$(12)	$(9)	—	$438

See Notes to Consolidated Financial Statements.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

Description of the Business

Orbitz, Inc. (“Orbitz”) was formed in early 2000 by American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. (the “Founding Airlines”). In November 2004, Orbitz was acquired by Cendant Corporation (“Cendant”), whose online travel distribution businesses included the CheapTickets, HotelClub and RatesToGo brands. In February 2005, Cendant acquired ebookers Limited, an international online travel brand with operations in 13 countries throughout Europe (“ebookers”).

On August 23, 2006, Travelport Limited (“Travelport”), which consisted of Cendant’s travel distribution services businesses, including the businesses that currently comprise Orbitz Worldwide, Inc., was acquired by affiliates of The Blackstone Group (“Blackstone”) and Technology Crossover Ventures (“TCV”). We refer to this acquisition as the “Blackstone Acquisition.”

Orbitz Worldwide, Inc. was incorporated in Delaware on June 18, 2007 and was formed to be the parent company of the business-to-consumer travel businesses of Travelport, including Orbitz, ebookers and Travel Acquisition Corporation Pty. Ltd. (“HotelClub”) and the related subsidiaries and affiliates of those businesses. We are the registrant as a result of the completion of our initial public offering (“IPO”) of 34,000,000 shares of our common stock on July 25, 2007. At December 31, 2008 and December 31, 2007, Travelport and investment funds that own and/or control Travelport’s ultimate parent company beneficially owned approximately 58% and 59% of our outstanding common stock, respectively.

We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for and book a broad range of travel products. Our brand portfolio includes Orbitz, CheapTickets, the Away Network, and Orbitz for Business in the Americas; ebookers in Europe; and HotelClub and RatesToGo based in Sydney, Australia, which have operations globally. We provide customers with the ability to book a comprehensive set of travel products from over 85,000 suppliers worldwide, including air travel, hotels, vacation packages, car rentals, cruises, travel insurance and destination services such as ground transportation, event tickets and tours.

Basis of Presentation

The accompanying consolidated financial statements present the accounts of Orbitz, ebookers and HotelClub and the related subsidiaries and affiliates of those businesses, collectively doing business as Orbitz Worldwide, Inc. These entities became wholly owned subsidiaries of ours as part of an intercompany restructuring that was completed on July 18, 2007 (the “Reorganization”) in connection with the IPO. Prior to the IPO, these entities had operated as indirect, wholly-owned subsidiaries of Travelport. Travelport is beneficially owned by affiliates of Blackstone, TCV and One Equity Partners.

Prior to the IPO, we had not operated as an independent standalone company. As a result, our consolidated financial statements have been carved out of the historical financial statements of Cendant for the period prior to the Blackstone Acquisition and the historical financial statements of Travelport for the period subsequent to the Blackstone Acquisition. In connection with the Blackstone Acquisition, the carrying values of our assets and liabilities were revised to reflect their fair values as of August 23, 2006, based upon an allocation of the overall purchase price of Travelport to the underlying net assets of the various Travelport affiliates acquired.

The accompanying consolidated financial statements present separately our financial position, results of operations, cash flows, comprehensive loss and changes in equity on a “Successor” basis (reflecting Travelport’s ownership of us) and “Predecessor” basis (reflecting Cendant’s ownership of us). Our financial

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

information has been separated by a vertical line on the face of the consolidated financial statements to identify these different bases of accounting.

The legal entity of Orbitz Worldwide, Inc. was formed in connection with the Reorganization, and prior to the Reorganization there was no single capital structure upon which to calculate historical loss per share information. Accordingly, loss per share information is not presented on our consolidated statements of operations for periods prior to the Reorganization.

Our consolidated financial position, results of operations, and cash flows for the periods presented may not be indicative of our future performance and do not necessarily reflect what our financial position, results of operations and cash flows would have been had we operated as a separate, standalone entity during the periods presented.

Prior to the IPO, certain corporate general and administrative expenses, including those related to executive management, information technology, tax, insurance, accounting, legal, treasury services and certain employee benefits, were allocated to us by Travelport and Cendant based on forecasted revenue or directly billed based on actual usage. In addition, certain of our revenue streams were related to contractual arrangements entered into by Travelport and Cendant on behalf of one or more of its subsidiaries. As a result, portions of the reported revenue have been determined through intercompany relationships with other Travelport or Cendant companies. Management believes these allocations are reasonable. However, the associated revenues and expenses recorded by the Predecessor and Successor in the accompanying consolidated statements of operations prior to the IPO may not be indicative of the actual revenues and expenses that would have been reported had the Predecessor and Successor been operating as a standalone entity.

On July 5, 2007, we sold Tecnovate, an Indian services organization, to Travelport. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” as revised (“FIN 46(R)”), we continued to consolidate the results of operations of Tecnovate following this sale since we were the primary beneficiary of this variable interest entity (“VIE”). Our variable interest was the result of the terms of a contractual relationship we had with Tecnovate.

On December 3, 2007, Travelport subsequently sold Tecnovate, at which time we were no longer considered the primary beneficiary of this VIE. Accordingly, noncontrolling interest is reported in our consolidated financial statements for the period from July 5, 2007 to December 3, 2007 since although we were the primary beneficiary of Tecnovate, we did not have an ownership interest in the VIE. We no longer consolidate the results of operations of Tecnovate following the sale on December 3, 2007 (see Note 18 — Related Party Transactions for further information).

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires us to make certain estimates and assumptions. Our estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of our consolidated financial statements, and the reported amounts of revenue and expense during any period.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our significant estimates include assessing the collectability of accounts receivable, sales allowances, the realization of deferred tax assets, amounts that may be due under the tax sharing agreement, the fair value of assets and liabilities acquired in business combinations, and impairment of tangible and intangible assets. Actual results could differ from our estimates.

Foreign Currency Translation

Balance sheet accounts of our operations outside of the U.S. are translated from foreign currencies into U.S. dollars at the exchange rates as of the consolidated balance sheet dates. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in accumulated other comprehensive loss in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity’s functional currency, are included in our consolidated statements of operations.

Revenue Recognition

We record revenue based on Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” We recognize revenue when it is earned and realizable, when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. We record revenue earned net of all amounts paid to our suppliers under both our retail and merchant models, in accordance with the criteria established in Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

We offer customers the ability to book airline, hotel, car rental and other travel reservations through our various brands, including Orbitz, CheapTickets, ebookers, HotelClub and RatesToGo. These products and services are made available to our customers for booking on a stand-alone basis or as part of a dynamic vacation package. We have two primary types of contractual arrangements with our vendors, which we refer to herein as the “retail” and “merchant” models.

Under the retail model, we pass reservations booked by our customers to the travel supplier for a commission. We also charge our customers a service fee for booking the travel reservation. Under this model, we do not take on credit risk with travelers; we are not the primary obligor with the customer; we have no latitude in determining pricing; we take no inventory risk; we have no ability to determine or change the products or services delivered; and we have no discretion in the selection of the service supplier.

We recognize net revenue under the retail model when the reservation is made, secured by a customer with a credit card and we have no further obligations to our customers. For air transactions, this is at the time of booking. For hotel transactions and car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively, net of an allowance for cancelled reservations. The timing of recognition is different for retail hotel and retail car transactions than for retail air travel because unlike air travel where the reservation is secured by a customer’s credit card at booking, car rental bookings and hotel bookings are not secured by a customer’s credit card until the pick-up date and check-in date, respectively. Allowances for cancelled reservations primarily relate to cancellations that do not occur through our website, but instead occur directly through the supplier of the travel product. The amount of the allowance is determined based on our historical experience. The majority of commissions earned under the retail model are based upon contractual agreements.

Under the merchant model, we provide customers the ability to book the travel reservation, and we contract with various suppliers that provide the travel products needed to fulfill the reservation. We generate revenue for our services based on the difference between the total amount the customer pays for the travel product and the negotiated net rate plus estimated taxes that the supplier charges for that travel product. We also charge our customers a service fee for booking the travel reservation. Customers generally pay for

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reservations in advance, at the time of booking. Initially, we record these advance payments as deferred income and accrued merchant payables. In this model, we do not take on credit risk with travelers, however we are subject to fraud risk; we have the ability to determine the price; we are not responsible for the actual delivery of the flight, hotel room, or car rental; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer is responsible for the selection of the service supplier.

We recognize net revenue under the merchant model when we have no further obligations to our customers. For merchant air transactions, this is at the time of booking. For merchant hotel transactions and merchant car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively. This timing is different for merchant air travel because our primary service to the customer is fulfilled at the time of booking.

We accrue for the cost of merchant hotel and merchant car transactions based on amounts we expect to be invoiced by suppliers. If we do not receive an invoice within a certain period of time, generally within six months, or the invoice received is less than the accrued amount, we may reverse a portion of the accrued cost when we determine it is not probable that we will be required to pay the supplier, based on our historical experience and contract terms. This would result in an increase in net revenue and a decrease to the accrued merchant payable.

Dynamic vacation packages offer customers the ability to book a combination of travel products. For example, travel products booked in a dynamic vacation package may include a combination of air, hotel and car reservations. We recognize net revenue for the entire package when customers use the reservation, which generally occurs on the same day for each travel product included in the dynamic vacation package.

Under both the retail and merchant models, we recognize revenue for service fees charged to customers for booking travel reservations. This revenue is recognized at the time we recognize the net revenue for the corresponding travel product. We also may receive override commissions from suppliers if we meet certain contractual volume thresholds. These commissions are recognized when the amount of the commissions becomes fixed or determinable, which is generally upon notification by the respective travel supplier.

We utilize global distribution systems (“GDS”) services provided by Galileo, Worldspan and Amadeus. Under GDS service agreements, we earn revenue in the form of an incentive payment for each segment that is processed through a GDS. Revenue is recognized for these incentive payments at the time the travel reservation is processed through the GDS, which is generally at the time of booking.

We also generate other revenue, which is primarily comprised of revenue from advertising, including sponsoring links on our websites, and travel insurance. Advertising revenue is derived primarily from the delivery of advertisements on our websites and is recognized either at the time of display of each individual advertisement, or ratably over the advertising delivery period, depending on the terms of the advertising contract. Revenues generated from sponsoring links and travel insurance revenue are both recognized upon notification from the alliance partner that a transaction has occurred.

Cost of Revenue

Our cost of revenue is primarily comprised of direct costs incurred to generate revenue, including costs incurred to operate our customer service call centers, credit card processing fees incurred on our merchant bookings, ticketing costs, charge-backs, and connectivity and other data processing costs. These costs are generally variable in nature and are primarily driven by transaction volume.

Marketing Expense

Our marketing expense is primarily comprised of online marketing costs, such as search and banner advertising, and offline marketing costs, such as television, radio and print advertising. Online advertising

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense is recognized based on the terms of the individual agreements, which are generally over the ratio of the number of impressions delivered over the total number of contracted impressions, or pay-per-click, or on a straight-line basis over the term of the contract. Offline marketing expense is recognized in the period in which it is incurred. Our online marketing costs are significantly greater than our offline marketing costs.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Accordingly, our provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the combined federal and state effective tax rates that are applicable to us in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Increases to the valuation allowance are recorded as increases to the provision for income taxes. Under the current standard, to the extent that any valuation allowances established in purchase accounting are reduced, these reductions are recorded as adjustments to goodwill rather than to the provision for income taxes. Beginning January 1, 2009, these reductions will be recorded through our statement of operations as a result of our adoption of SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income. A change in our estimate of future taxable income may require an increase or decrease to the valuation allowance.

The Predecessor’s operations were included in the consolidated U.S. federal income tax return of Cendant up to the date of the Blackstone Acquisition, which occurred on August 23, 2006. In addition, the Predecessor has filed consolidated, combined and unitary state income tax returns with Cendant in jurisdictions where required or permitted. However, the provision for income taxes was computed as if the Predecessor filed its U.S. federal, state and foreign income tax returns on a standalone basis (on a “Separate Company” basis). To the extent that the Predecessor’s Separate Company income tax payable, if any, relates to a period in which it was included in Cendant’s U.S. federal and state income tax returns, any such income tax payable is included in other current liabilities in our consolidated balance sheets. Furthermore, the Separate Company deferred tax assets and liabilities related to the Predecessor’s operations are based upon estimated differences between the book and tax basis of the assets and liabilities for the Predecessor as of August 22, 2006 and prior balance sheet dates. The Successor’s deferred tax assets and liabilities may be adjusted in connection with the finalization of Cendant’s prior years’ income tax returns, or in connection with the final settlement of the consequences of the separation of Cendant into four independent companies.

For the period August 23, 2006 to December 31, 2006, our operations were included in the initial consolidated U.S. federal income tax return of Travelport. In addition, for this period we filed consolidated, combined and unitary state income tax returns with Travelport in jurisdictions where required or permitted. However, the provision for income taxes was computed as if we filed our U.S. federal, state and foreign income tax returns on a Separate Company basis. For the period August 23, 2006 to December 31, 2006, we did not have a Separate Company income tax payable.

For the period January 1, 2007 to February 7, 2007, the operations of Travelport were included in the consolidated U.S. federal and state income tax returns for the year ended December 31, 2007 for Orbitz Worldwide, Inc. and its subsidiaries. However, the provision for income taxes was computed as if we filed our U.S. federal, state and foreign income tax returns on a Separate Company basis without the inclusion of the operations of Travelport. Furthermore, the Separate Company deferred tax assets and liabilities have been calculated using our tax rates on a Separate Company basis. The deferred tax assets and liabilities are based upon estimated differences between the book and tax bases of our assets and liabilities as of December 31,

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007. Our tax assets and liabilities may be adjusted in connection with the ultimate finalization of Travelport’s income tax returns.

For the year ended December 31, 2008, the provision for U.S. federal, state and foreign income taxes and the calculation of the deferred tax assets and liabilities were based solely on the operations of Orbitz Worldwide, Inc. and its subsidiaries.

Derivative Financial Instruments

We account for derivative and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended and interpreted. These accounting standards require us to measure derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in our consolidated balance sheets as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. For our derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For our derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments, and ineffective portions of hedges, are recognized in earnings in the current period.

We manage interest rate exposure by utilizing interest rate swap agreements to achieve a desired mix of fixed and variable rate debt. As of December 31, 2008, we have three interest rate swaps that effectively convert $400 million of the $600 million term loan facility from a variable to a fixed interest rate (see Note 14 — Derivative Financial Instruments). We determined that our interest rate swaps qualified for hedge accounting and were highly effective as hedges. Accordingly, we have recorded the change in fair value of our interest rate swaps in accumulated other comprehensive income.

We have entered into foreign currency forward contracts to manage exposure to changes in foreign currencies associated with receivables, payables and forecasted earnings. These forward contracts did not qualify for hedge accounting treatment under SFAS No. 133. As a result, the changes in fair values of the foreign currency forward contracts were recorded in selling, general and administrative expenses in our consolidated statements of operations.

We do not enter into derivative instruments for speculative purposes. We require that the hedges or derivative financial instruments be effective in managing the interest rate risk or foreign currency risk exposure that they are designated to hedge. Hedges that qualify for hedge accounting are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period. We believe that our credit risk has been mitigated by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under our interest rate swaps are included in interest expense as incurred or earned.

Concentration of Credit Risk

Our cash and cash equivalents are potentially subject to concentration of credit risk. We maintain cash and cash equivalent balances with financial institutions that, in some cases, are in excess of Federal Deposit Insurance Corporation insurance limits or are foreign institutions. Our cash and cash equivalents include interest bearing bank account balances, U.S. treasury funds, and investment grade institutional money market accounts.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

We consider highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. These short-term investments are stated at cost, which approximates market value.

Allowance for Doubtful Accounts

Our accounts receivable are reported in our consolidated balance sheets net of an allowance for doubtful accounts. We provide for estimated bad debts based on our assessment of our ability to realize receivables, considering historical collection experience, the general economic environment and specific customer information. When we determine that a receivable is not collectable, the account is written-off. Bad debt expense is recorded in selling, general and administrative expenses in our consolidated statements of operations. We recorded bad debt expense of almost nil, $2 million, almost nil and $1 million during the years ended December 31, 2008 and December 31, 2007 and the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, respectively.

Property and Equipment, Net

Property and equipment is recorded at cost, net of accumulated depreciation and amortization. We depreciate and amortize property and equipment over their estimated useful lives using the straight-line method. The estimated useful lives by asset category are:

Asset Category	Estimated Useful Life

Leasehold improvements	Shorter of asset’s useful life or non-cancelable lease term
Capitalized software	3 - 10 years
Furniture, fixtures and equipment	3 - 7 years

We capitalize the costs of software developed for internal use in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”) and EITF Issue No. 00-2, “Accounting for Website Development Costs.” Capitalization commences when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Amortization commences when the software is placed into service.

We also capitalize interest on internal software development projects in accordance with SFAS No. 34, “Capitalization of Interest Cost,” and SOP 98-1. The amount of interest capitalized is computed by applying our weighted average borrowing rate to the average amount of accumulated expenditures in the period. We capitalized $1 million and $3 million of interest during the years ended December 31, 2008 and December 31, 2007, respectively, and $0 of interest during the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006.

We evaluate the recoverability of our long-lived assets, including property and equipment and finite-lived intangible assets, when circumstances indicate that the carrying value of those assets may not be recoverable pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This analysis is performed by comparing the carrying values of the assets to the current and expected future cash flows to be generated from these assets, on an undiscounted basis. If this analysis indicates that the carrying value of an asset is not recoverable, the carrying value is reduced to fair value through an impairment charge in our consolidated statements of operations.

Goodwill, Trademarks and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of the underlying assets acquired and liabilities assumed in the acquisition of a business. We assign goodwill to reporting units that are

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expected to benefit from the business combination as of the acquisition date. Goodwill is not subject to amortization.

Our indefinite-lived intangible assets include our trademarks and trade names, which are not subject to amortization. Our finite-lived intangible assets primarily include our customer and vendor relationships and are amortized over their estimated useful lives, generally 3 to 8 years, using the straight-line method. Our intangible assets primarily relate to the acquisition of entities accounted for using the purchase method of accounting and are estimated by management based on the fair value of assets received.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we assess the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently whenever events occur and circumstances change indicating potential impairment. We perform our annual impairment testing of goodwill and other indefinite-lived intangible assets in the fourth quarter of each year, subsequent to the completion of our annual planning process.

We assess goodwill for possible impairment using a two-step process. The first step is used to identify if there is potential goodwill impairment. If step one indicates that an impairment may exist, a second step is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our consolidated statements of operations.

For purposes of goodwill impairment testing, we estimate the fair value of our reporting units to which goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Variations of the income approach are used to estimate certain of the intangible asset fair values.

We assess our trademarks and trade names for impairment by comparing their carrying value to their estimated fair value. Impairment exists when the estimated fair value of the trademark or trade name is less than its carrying value. If impairment exists, then the carrying value is reduced to fair value through an impairment charge recorded to the consolidated statement of operations. We use a market or income valuation approach, as described above, to estimate fair values of the relevant trademarks and trade names.

Tax Sharing Liability

We have a liability included in our consolidated balance sheets that relates to a tax sharing agreement between Orbitz and the Founding Airlines. The agreement governs the allocation of tax benefits resulting from a taxable exchange that took place in connection with the Orbitz initial public offering in December 2003 (“Orbitz IPO”). As a result of this taxable exchange, the Founding Airlines incurred a taxable gain. The taxable exchange also caused Orbitz to have additional future tax deductions for depreciation and amortization due to the increased tax basis of its assets. The additional tax deductions for depreciation and amortization may reduce the amount of taxes we are required to pay in future years. For each tax period during the term of the tax sharing agreement, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized as a result of the taxable exchange. The tax sharing agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We use discounted cash flows in calculating and recognizing the tax sharing liability. We review the calculation of the tax sharing liability on a quarterly basis and make revisions to our estimated timing of payments when appropriate. We also assess whether there are any significant changes, such as changes in timing of payments and tax rates, that could materially affect the present value of the tax sharing liability. Although the expected gross remaining payments that may be due under this agreement are $226 million as of December 31, 2008, the timing of payments may change. Any changes in timing of payments are recognized prospectively as accretions to the tax sharing liability in our consolidated balance sheets and interest expense in our consolidated statements of operations.

Equity-Based Compensation

In accordance with SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”), we measure equity-based compensation cost at fair value and recognize the corresponding compensation expense on a straight-line basis over the service period during which awards are expected to vest. We include equity-based compensation expense in the selling, general and administrative line of our consolidated statements of operations. The fair value of restricted stock and restricted stock units is determined based on the average of the high and low price of our common stock on the date of grant. The fair value of stock options is determined on the date of grant using the Black-Scholes valuation model. The amount of equity-based compensation expense recorded each period is net of estimated forfeitures. We estimate forfeitures based on historical employee turnover rates, the terms of the award issued and assumptions regarding future employee turnover.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which delayed the effective date of SFAS No. 157 for one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Our adoption of SFAS No. 157 on January 1, 2008 for our financial assets and liabilities did not have a material impact on our consolidated financial position or results of operations. We do not expect the adoption of SFAS No. 157 for our non-financial assets and non-financial liabilities, effective January 1, 2009, to have a material impact on our consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of their choice to use fair value on their earnings. It also requires companies to display the fair value of those assets and liabilities for which they have chosen to use fair value on the face of the balance sheet. SFAS No. 159 was effective on January 1, 2008. We have chosen not to apply the provisions of SFAS No. 159 to any of our existing financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 141(R), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. SFAS No. 141(R) will become effective for our fiscal year beginning January 1, 2009. We do not expect the adoption of SFAS No. 141(R) to have an effect on our consolidated financial statements unless we enter into a business combination or reduce our deferred tax valuation allowance that was established in purchase accounting. In connection with the Blackstone Acquisition, we established a deferred income tax valuation allowance of $408 million in purchase accounting. Under the current standard, any reductions in our remaining deferred income tax valuation allowance that was originally established in purchase accounting are recorded through goodwill. Beginning January 1, 2009, these reductions will be recorded through our statement of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest (previously referred to as minority interest) in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 requires that noncontrolling interests be classified as a separate component of equity in the consolidated financial statements and requires that the amount of net income attributable to noncontrolling interests be included in consolidated net income. SFAS No. 160 is required to be applied on a prospective basis, except for the presentation and disclosure requirements, which are to be applied retrospectively. Our adoption of SFAS No. 160 on January 1, 2009 did not have a material impact on our consolidated financial position or results of operations, however the presentation of the consolidated financial statements has been revised to reflect the retrospective application of SFAS No. 160.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities previously identified under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 161 provides for enhanced disclosures regarding (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 will become effective for our fiscal year beginning January 1, 2009. We do not expect the adoption of SFAS No. 161 to have a material impact on our consolidated financial position or results of operations.

3.	Blackstone Acquisition

Assets acquired and liabilities assumed in business combinations are recorded in our consolidated balance sheets based upon their estimated fair values at the respective acquisition dates. The results of operations of businesses acquired by us have been included in our consolidated statements of operations since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

On August 23, 2006, Blackstone and TCV acquired Travelport, which consisted of Cendant’s travel distribution services businesses, for $4.1 billion in cash. The assets acquired and liabilities assumed in connection with the Blackstone Acquisition were recorded at their relative fair values on the acquisition date. This allocation was based on a valuation derived from assumptions and estimates provided by management. The preliminary allocation was subject to revision until final resolution was reached on certain outstanding contingent liabilities. During the third quarter of 2007, the allocation of the purchase price was finalized. We were allocated $1.3 billion

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the $4.1 billion purchase price based on the relative fair value of the businesses included in the acquisition. The table below summarizes the final allocation of the purchase price to our businesses:

Amount
(in millions)

Cash	$26
Current assets	101
Property and equipment	161
Other non-current assets	90
Intangible assets (a)	405
Goodwill	1,186

Total assets	1,969
Total current liabilities	402
Total non-current liabilities	270

Total liabilities	672

Fair value of net assets acquired	$1,297

(a)	This amount represents $310 million of indefinite-lived trademarks, $91 million of customer relationships with an estimated weighted-average life of six years and $4 million of other intangible assets with an estimated weighted-average life of seven years.

The total amount of goodwill that was assigned to us was $1.2 billion. Tax amortizable goodwill exists from a prior transaction, and any carryover tax basis associated with the goodwill amount is expected to be tax deductible. No additional tax amortizable goodwill arose from the Blackstone Acquisition.

Pro Forma Financial Information (Unaudited)

The following unaudited pro forma financial information for our portion of the Blackstone Acquisition reflects our results of operations as if the acquisition had been consummated as of the beginning of the period presented. This pro forma financial information is based on historical information and does not necessarily reflect the actual results of operations that would have occurred, nor is it indicative of future results.

	Predecessor
	Period from January 1, 2006 to
	August 22, 2006
	Historical		Pro
	as Reported	Adjustments(a)	Forma
	(in millions)

Net revenue	$510	$(20)	$490
Net (loss) income from continuing operations	$(121)	$108	$(13)

(a)	This amount includes adjustments to amortization and depreciation expense based on the fair value and estimated useful lives assigned to tangible and intangible assets at the time of the Blackstone Acquisition. This amount also includes adjustments recorded to deferred revenue as well as the amortization of certain below market contracts with suppliers recorded as a result of the acquisition, which reduced net revenue and net income. The impairment of intangible assets recorded in the period is also excluded in the calculation of pro forma net (loss) income from operations, as goodwill and intangible assets would have been stated at fair value at the beginning of the period presented had purchase accounting been applied, and therefore impairment would not have existed.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Impairment of Goodwill and Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we assess the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently whenever events occur and circumstances change indicating potential impairment. We also evaluate the recoverability of our long-lived assets, including our finite-lived intangible assets, when circumstances indicate that the carrying value of those assets may not be recoverable pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Refer to Note 2 — Summary of Significant Accounting Policies for further information on our accounting policy for goodwill, other indefinite-lived intangible assets and finite-lived intangible assets.

2008

During the year ended December 31, 2008, in connection with our annual planning process, we lowered our long-term earnings forecast in response to changes in the economic environment, including the potential future impact of airline capacity reductions, increased fuel prices and a weakening global economy. These factors, coupled with a prolonged decline in our market capitalization, indicated potential impairment of our goodwill, trademarks and trade names. Additionally, given the current environment, our distribution partners are under increased pressure to reduce their overall costs and could attempt to terminate or renegotiate their agreements with us on more favorable terms to them. These factors indicated that the carrying value of certain of our finite-lived intangible assets, specifically customer relationships, may not be recoverable. As a result, in connection with the preparation of our financial statements for the third quarter of 2008, we performed an interim impairment test of our goodwill, indefinite-lived intangible assets and finite-lived intangible assets.

For purposes of testing goodwill for potential impairment, we estimated the fair value of the applicable reporting units to which all goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of September 30, 2008.

We further used appropriate valuation techniques to separately estimate the fair values of all of our indefinite-lived intangible assets as of September 30, 2008 and compared those estimates to the respective carrying values. Our indefinite-lived intangible assets are comprised of trademarks and trade names. We used a market or income valuation approach, as described above, to estimate fair values of the relevant trademarks and trade names.

We also determined the estimated fair values of certain of our finite-lived intangible assets as of September 30, 2008, specifically certain of our customer relationships whose carrying values exceeded their expected future cash flows on an undiscounted basis. We determined the fair values of these customer relationships by discounting the estimated future cash flows of these assets. We then compared the estimated fair values to the respective carrying values.

As a result of this testing, we concluded that the goodwill, trademarks and trade names related to both our domestic and international subsidiaries as well as the customer relationships related to our domestic subsidiaries were impaired. As a result, we recorded a non-cash impairment charge of $297 million during the year ended December 31, 2008, of which $210 million related to goodwill, $74 million related to trademarks and trade names and $13 million related to customer relationships. This charge is included in the impairment of goodwill and intangible assets expense line item in our consolidated statements of operations.

Due to the current economic uncertainty and other factors, we cannot assure that goodwill, indefinite-lived intangible assets and finite-lived intangible assets will not be further impaired in future periods.

2006

In 2006, we performed impairment testing on our goodwill, other indefinite-lived intangible assets and finite-lived intangible assets prior to the date of the Blackstone Acquisition because the offer price indicated a

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

need for an assessment prior to our annual testing date. As a result of this testing, we recorded a non-cash impairment charge of $122 million during the period from January 1, 2006 to August 22, 2006, of which $115 million related to goodwill, $6 million related to other indefinite-lived intangible assets and $1 million related to finite-lived intangible assets. This charge is included in the impairment of goodwill and intangible assets expense line item in our consolidated statements of operations.

5.  Property and Equipment, Net

Property and equipment, net, consisted of the following:

	Successor
	December 31, 2008	December 31, 2007
	(in millions)

Capitalized software	$188	$149
Furniture, fixtures and equipment	60	60
Leasehold improvements	13	15
Construction in progress	15	7

Gross property and equipment	276	231
Less: accumulated depreciation and amortization	(86)	(47)

Property and equipment, net	$190	$184

For the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, we recorded depreciation and amortization expense related to property and equipment in the amount of $48 million, $37 million, $11 million and $32 million, respectively.

The gross amount of assets subject to capital leases at December 31, 2008 and December 31, 2007 was $0 and $4 million, respectively. Assets subject to capital leases are included in furniture, fixtures and equipment. The accumulated amortization of assets subject to capital leases was $0 and $3 million at December 31, 2008 and December 31, 2007, respectively. The corresponding amortization expense is included in depreciation and amortization expense in our consolidated statements of operations. As of December 31, 2008 and December 31, 2007, we had a liability of $0 and $1 million under our capital leases, respectively, which was included in other current liabilities in our consolidated balance sheets.

6.	Goodwill and Intangible Assets

Goodwill and indefinite-lived intangible assets consisted of the following:

	Successor
	December 31, 2008	December 31, 2007
	(in millions)

Goodwill and Indefinite-Lived Intangible Assets:
Goodwill	$949	$1,181
Trademarks and trade names	232	313

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the carrying amount of goodwill are as follows:

Amount
(in millions)

Successor:
Balance at December 31, 2006 (a)	$1,190
Adjustments to goodwill acquired during 2006:
Tax sharing liability (b)	(8)
Impact of foreign currency translation (c)	6
Other (d)	(7)

Balance at December 31, 2007	$1,181
Impairment (e)	(210)
Impact of foreign currency translation (c)	(22)

Balance at December 31, 2008	$949

(a)	The assets acquired and liabilities assumed in connection with the Blackstone Acquisition were recorded at their relative fair values on the date of acquisition, August 23, 2006, in accordance with SFAS No. 141, “Business Combinations” As of December 31, 2006, $1,190 million of the purchase price was allocated to goodwill (see Note 3 — Blackstone Acquisition).

(b)	This amount represents adjustments to goodwill related to the refinement of certain estimates, including the applicable tax rate and period of payment, previously used to determine the net present value of the tax sharing liability as of the date of the Blackstone Acquisition (see Note 9 — Tax Sharing Liability). We finalized the purchase price allocations for the Blackstone Acquisition during the third quarter of 2007.

(c)	Goodwill is allocated among our subsidiaries, including certain international subsidiaries. As a result, the carrying amount of our goodwill is impacted by foreign currency translation each period.

(d)	This amount represents other adjustments to goodwill related to purchase price allocations, including the refinement of the fair value of assets acquired and liabilities assumed. We finalized the purchase price allocations for the Blackstone Acquisition during the third quarter of 2007.

(e)	During the third quarter of 2008, we performed an interim impairment test on our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash impairment charge of $210 million related to goodwill and $74 million related to trademarks and trade names (see Note 4 — Impairment of Goodwill and Intangible Assets).

Finite-lived intangible assets consisted of the following:

	Successor
	December 31, 2008				December 31, 2007
	Gross		Net	Weighted	Gross		Net	Weighted
	Carrying	Accumulated	Carrying	Average	Carrying	Accumulated	Carrying	Average
	Amount	Amortization	Amount	Useful Life	Amount	Amortization	Amount	Useful Life
				(in years)
		(in millions)				(in millions)		(in years)

Finite-Lived Intangible Assets:
Customer relationships (a)	$68	$(37)	$31	4	$90	$(26)	$64	6
Vendor relationships and other	4	(1)	3	7	5	(1)	4	7

Total Finite-Lived Intangible Assets	$72	$(38)	$34	5	$95	$(27)	$68	6

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	During the third quarter of 2008, we performed an impairment test on our finite-lived intangible assets. As a result of this testing, we recorded a non-cash impairment charge of $13 million related to our customer relationships (see Note 4 — Impairment of Goodwill and Intangible Assets).

For the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, we recorded amortization expense related to finite-lived intangible assets in the amount of $18 million, $20 million, $7 million and $5 million, respectively. These amounts are included in depreciation and amortization expense in our consolidated statements of operations.

The table below shows estimated amortization expense related to our finite-lived intangible assets over the next five years:

Year	(in millions)

2009	$17
2010	10
2011	3
2012	2
2013	1
Thereafter	1

Total	$34

7.	Accrued Expenses

Accrued expenses consisted of the following:

	Successor
	December 31, 2008	December 31, 2007
	(in millions)

Advertising and marketing	$29	$25
Tax sharing liability, current	15	27
Employee costs	13	15
Technology costs	7	6
Rebates	6	6
Customer service costs	5	5
Facilities costs	4	8
Professional fees	4	4
Contract exit costs (a)	4	1
Unfavorable contracts, current	3	3
Other	16	21

Total accrued expenses	$106	$121

(a)	During 2007, we terminated an agreement, and as a result, we are required to make a total of $18 million of termination payments from January 1, 2008 to December 31, 2016. At December 31, 2007, the net present value of these payments of $14 million was included in our consolidated balance sheets, $1 million of which was included in accrued expenses and $13 million of which was included in other non-current liabilities. A corresponding expense of $13 million was recorded to selling, general and administrative expense in our consolidated statements of operations for the year ended

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2007, and we accreted $1 million of interest expense related to the liability. During the year ended December 31, 2008, we made $1 million of termination payments and accreted $1 million of interest expense related to this liability. At December 31, 2008, the net present value of the remaining termination payments of $14 million was included in our consolidated balance sheets, $4 million of which was included in accrued expenses and $10 million of which was included in other non-current liabilities.

8.	Term Loan and Revolving Credit Facility

On July 25, 2007, concurrent with the IPO, we entered into a $685 million senior secured credit agreement (“Credit Agreement”) consisting of a seven-year $600 million term loan facility (“Term Loan”) and a six-year $85 million revolving credit facility (“Revolver”).

Term Loan

The Term Loan bears interest at a variable rate, at our option, of LIBOR plus a margin of 300 basis points or an alternative base rate plus a margin of 200 basis points. The alternative base rate is equal to the higher of the Federal Funds Rate plus one half of 1% and the prime rate (“Alternative Base Rate”). The principal amount of the Term Loan is payable in quarterly installments of $1.5 million beginning on December 31, 2007, with the final installment of approximately $560 million due upon maturity on July 25, 2014. However, these payments could change, as beginning in the first quarter of 2009, we are required to make mandatory prepayments on the Term Loan annually in an amount up to 50% of the prior year’s excess cash flow, as defined in the Credit Agreement. Mandatory prepayments are applied, in order of maturity, to the scheduled quarterly term loan principal payments. Based on our cash flow for the year ended December 31, 2008, we are not required to make a mandatory prepayment in the first quarter of 2009. The potential amount of mandatory prepayments that will be required beyond the first quarter of 2009 is not reasonably estimable as of December 31, 2008. At December 31, 2008 and December 31, 2007, $593 million and $599 million was outstanding on the Term Loan, respectively.

At December 31, 2008, we have interest rate swaps outstanding that effectively convert $400 million of the Term Loan to a fixed interest rate (see Note 14 — Derivative Financial Instruments). At December 31, 2008, $200 million of the Term Loan effectively bears interest at a fixed rate of 8.21%, $100 million of the Term Loan effectively bears interest at a fixed rate of 6.39% and an additional $100 million of the Term Loan effectively bears interest at a fixed rate of 5.98%, through these interest rate swaps. Of the remaining $193 million of the Term Loan, $100 million bears interest at a variable rate of LIBOR plus 300 basis points, or 4.46%, as of December 31, 2008, which is based on the three-month LIBOR, and $93 million bears interest at a variable rate of LIBOR plus 300 basis points, or 3.46%, as of December 31, 2008, which is based on the one-month LIBOR.

At December 31, 2007, we had interest rate swaps outstanding that effectively converted $300 million of the Term Loan to a fixed interest rate of 8.21%. The remaining $299 million of the Term Loan had a variable interest rate of LIBOR plus 300 basis points, or 7.85%, as of December 31, 2007.

Revolver

The Revolver provides for borrowings and letters of credit of up to $85 million and bears interest at a variable rate, at our option, of LIBOR plus a margin of 250 basis points or an Alternative Base Rate plus a margin of 150 basis points. The margin is subject to change based on our total leverage ratio, as defined in the Credit Agreement, with a maximum margin of 250 basis points on LIBOR-based loans and 150 basis points on Alternative Base Rate loans. We also incur a commitment fee of 50 basis points on any unused amounts on the Revolver. The Revolver matures on July 25, 2013.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lehman Commercial Paper Inc. (“LCPI”), which filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on October 5, 2008, holds a $12.5 million commitment, or 14.7% percent, of the $85 million available under the Revolver. As a result, total availability under the Revolver has effectively been reduced from $85 million to $72.5 million.

At December 31, 2008 and December 31, 2007, $21 million and $1 million was outstanding under the Revolver, respectively. At December 31, 2008, $11 million of the amount outstanding bears interest at a rate equal to the Alternative Base rate plus 150 basis points, or 4.75%, and $10 million of the amount outstanding bears interest at a variable rate of LIBOR plus 250 basis points, or 2.96%. The amount outstanding at December 31, 2007 had an interest rate equal to the Alternative Base Rate plus 150 basis points, or 8.75%. Commitment fees on unused amounts under the Revolver were almost nil and almost nil for each of the years ended December 31, 2008 and December 31, 2007, respectively.

We incurred an aggregate of $5 million of debt issuance costs in connection with the Term Loan and Revolver. These costs are being amortized to interest expense over the contractual terms of the Term Loan and Revolver based on the effective-yield method. Amortization of debt issuance costs was $1 million and almost nil for the years ended December 31, 2008 and December 31, 2007, respectively.

The Term Loan and Revolver are both secured by substantially all of our and our domestic subsidiaries’ tangible and intangible assets, including a pledge of 100% of the outstanding capital stock or other equity interests of substantially all of our direct and indirect domestic subsidiaries and 65% of the capital stock or other equity interests of certain of our foreign subsidiaries, subject to certain exceptions. The Term Loan and Revolver are also guaranteed by substantially all of our domestic subsidiaries.

The Credit Agreement contains various customary restrictive covenants that limit our and our subsidiaries’ ability to, among other things: incur additional indebtedness or guarantees; enter into sale or leaseback transactions; make investments, loans or acquisitions; grant or incur liens on our assets; sell our assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make restricted payments. The Credit Agreement requires us not to exceed a maximum total leverage ratio and to maintain a minimum fixed charge coverage ratio, each as defined in the Credit Agreement. As of December 31, 2008, we were in compliance with these covenants.

The table below shows the aggregate maturities of the Term Loan and Revolver over the next five years, excluding any mandatory repayments that could be required under the Term Loan beyond the first quarter of 2009:

Year	(in millions)

2009	$6
2010	6
2011	6
2012	6
2013	27
Thereafter	563

Total	$614

9.	Tax Sharing Liability

We have a liability included in our consolidated balance sheets that relates to a tax sharing agreement between Orbitz and the Founding Airlines. The agreement governs the allocation of tax benefits resulting from a taxable exchange that took place in connection with the Orbitz IPO in December 2003. As a result of this taxable exchange, the Founding Airlines incurred a taxable gain. The taxable exchange also caused Orbitz to

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

have additional future tax deductions for depreciation and amortization due to the increased tax basis of its assets. The additional tax deductions for depreciation and amortization may reduce the amount of taxes we are required to pay in future years. For each tax period during the term of the tax sharing agreement, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized as a result of the taxable exchange. The tax sharing agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized.

As of December 31, 2008, the estimated remaining payments that may be due under this agreement were approximately $226 million. Payments under the tax sharing agreement are generally due in the second, third and fourth calendar quarters of the year, with two payments due in the second quarter. We estimate that the net present value of our obligation to pay tax benefits to the Founding Airlines was $124 million and $141 million at December 31, 2008 and December 31, 2007, respectively. This estimate is based upon certain assumptions, including our future operating performance and taxable income, the tax rate, the timing of tax payments, current and projected market conditions, and the applicable discount rate, all of which we believe are reasonable. The discount rate assumption is based on our weighted average cost of capital at the time of the Blackstone Acquisition, which was approximately 12%. These assumptions are inherently uncertain, however, and actual results could differ from our estimates.

The table below shows the changes in the tax sharing liability over the past two years:

Amount
(in millions)

Balance at December 31, 2006	$135
Accretion of interest expense (a)	14
Adjustment recorded in finalizing purchase accounting for the Blackstone Acquisition (b)	(8)

Balance at December 31, 2007	141
Accretion of interest expense (a)	17
Cash payments	(20)
Adjustment due to a reduction in our effective tax rate (c)	(14)

Balance at December 31, 2008	$124

(a)	We accreted interest expense related to the tax sharing liability of $17 million, $14 million, $5 million and $13 million for the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, respectively.

(b)	In connection with finalizing the purchase accounting for the Blackstone Acquisition, we refined certain estimates previously used to determine the net present value of the tax sharing liability as of the date of the Blackstone Acquisition. This resulted in an $8 million decrease in the tax sharing liability and a corresponding decrease in goodwill in our consolidated balance sheet (see Note 6 — Goodwill and Intangible Assets).

(c)	This adjustment was recorded to appropriately reflect our liability under the tax sharing agreement following a reduction in our effective tax rate during the year ended December 31, 2008, which resulted from a change in state tax law as it relates to the apportionment of income. The reduction in our effective tax rate reduces the estimated remaining payments that may be due to the airlines under the tax sharing agreement. The adjustment to the tax sharing liability was recorded as a reduction to selling, general and administrative expense in our consolidated statements of operations, as this liability represents a commercial liability, not a tax liability. If our effective tax rate changes in the future, at either the federal or state level, we may be required to further adjust our liability under the tax sharing agreement.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Based upon the future payments we expect to make, the current portion of the tax sharing liability of $15 million and $27 million is included in accrued expenses in our consolidated balance sheets at December 31, 2008 and December 31, 2007, respectively. The long-term portion of the tax sharing liability of $109 million and $114 million is reflected as the tax sharing liability in our consolidated balance sheets at December 31, 2008 and December 31, 2007, respectively. At the time of the Blackstone Acquisition, Cendant indemnified Travelport and us for amounts due under the tax sharing agreement. As a result, we recorded a receivable of $37 million which is included in other non-current assets in our consolidated balance sheets at December 31, 2008 and December 31, 2007, respectively. We expect to collect this receivable when Cendant receives the tax benefit. Similar to our trade accounts receivable, if we were, in the future, to determine that all or a portion of this receivable is no longer collectable, the portion of this receivable that is no longer deemed collectable would be written off.

The table below shows the estimated payments under our tax sharing liability over the next five years:

Year	(in millions)

2009	$15
2010	18
2011	21
2012	17
2013	18
Thereafter	137

Total	$226

10.	Unfavorable Contracts

In December 2003, we entered into amended and restated airline charter associate agreements, or “Charter Associate Agreements,” with the Founding Airlines as well as US Airways (“Charter Associate Airlines”). These agreements pertain to our Orbitz business, which was owned by the Founding Airlines at the time we entered into the agreements. Under each Charter Associate Agreement, the Charter Associate Airline has agreed to provide Orbitz with information regarding the airline’s flight schedules, published air fares and seat availability at no charge and with the same frequency and at the same time as this information is provided to the airline’s own website or to a website branded and operated by the airline and any of its alliance partners or to the airline’s internal reservation system. The agreement also provides Orbitz with nondiscriminatory access to seat availability for published fares, as well as marketing and promotional support. Under each agreement, the Charter Associate Airline provides us with agreed upon transaction payments when consumers book air travel on the Charter Associate Airline on Orbitz.com. The payments we receive are based on the value of the tickets booked and gradually decrease over time. The agreements expire on December 31, 2013. However, certain of the Charter Associate Airlines may terminate their agreements for any reason or no reason prior to the scheduled expiration date upon thirty days prior notice to us.

Under the Charter Associate Agreements, we must pay a portion of the GDS incentive revenue earned from Worldspan back to the Charter Associate Airlines in the form of a rebate. The rebate payments are required when airline tickets for travel on a Charter Associate Airline are booked through the Orbitz.com website utilizing Worldspan. The rebate payments are made in part for in-kind marketing and promotional support we receive. However, a portion of the rebate payments are deemed to be unfavorable because we receive no benefit for these payments.

The rebate structure under the Charter Associate Agreements was considered unfavorable when compared to market conditions at the time of the Blackstone Acquisition. As a result, an unfavorable contract liability was recorded at its fair value at the acquisition date. The fair value of the unfavorable contract liability was

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined using the discounted cash flows of the expected rebates, net of the expected fair value of in-kind marketing support.

At December 31, 2008 and December 31, 2007, the net present value of the unfavorable contract liability was $16 million and $20 million, respectively. The current portion of the liability of $3 million was included in accrued expenses in our consolidated balance sheets at December 31, 2008 and December 31, 2007, respectively. The long term portion of the liability of $13 million and $17 million is included in unfavorable contracts in our consolidated balance sheets at December 31, 2008 and December 31, 2007, respectively.

This liability is being amortized to revenue in our consolidated statements of operations on a straight-line basis over the remaining contractual term. We recognized revenue for the unfavorable portion of the Charter Associate Agreements in the amount of $3 million, $3 million, $1 million and $1 million for the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, respectively.

11.	Commitments and Contingencies

The following table summarizes our commitments and contingencies as of December 31, 2008:

	2009	2010	2011	2012	2013	Thereafter	Total
	(in millions)

Operating leases (a)	$6	$6	$5	$4	$4	$25	$50
Travelport GDS contract (b)	45	20	20	20	20	20	145
Telecommunications service agreement	1	2	—	—	—	—	3
Software license agreement	9	9	—	—	—	—	18

Total	$61	$37	$25	$24	$24	$45	$216

(a)	These operating leases are primarily for facilities and equipment and represent non-cancelable leases. Certain leases contain periodic rent escalation adjustments and renewal options. Our operating leases expire at various dates, with the latest maturing in 2023. For the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, we recorded rent expense in the amount of $6 million, $8 million, $3 million and $8 million, respectively. As a result of various subleasing arrangements that we have entered into, we are expecting approximately $5 million in sublease income through 2012.

(b)	The Travelport GDS service agreement is structured such that we earn incentive revenue for each segment that is processed through Galileo or Worldspan. The agreement also required us to process 38 million segments during 2008, 16 million segments through Worldspan and 22 million segments through Galileo. The required number of segments processed in future years for Worldspan remains fixed at 16 million segments, while the required number of segments for Galileo is subject to adjustment based upon the actual segments processed in the preceding year. In 2009, we are required to process approximately 20 million segments through Galileo. Our failure to process the required number of segments would result in a shortfall payment of $1.25 per segment below the required minimum. The table above includes shortfall payments required by the agreement if we do not process any segments through Worldspan, as well as shortfall payments required if we do not process any segments through Galileo during the year ended December 31, 2009. Because the required number of segments for Galileo adjusts based on the actual segments processed in the preceding year, we are unable to predict shortfall payments that may be required by the agreement beyond 2009. If we meet the minimum number of segments, we are not required to make payments of any kind to Galileo or Worldspan (see Note 18 — Related Party Transactions). No payments were made to Travelport in 2008 related to the required minimum segments.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition to the commitments and contingencies shown above, we are required to make principal payments on our Term Loan and pay down amounts outstanding on our Revolver (see Note 8 — Term Loan and Revolving Credit Facility). We also expect to make approximately $226 million of payments in connection with the tax sharing agreement with the Founding Airlines (see Note 9 — Tax Sharing Liability). Also excluded from the above table are $6 million of liabilities for uncertain tax positions for which the period of settlement is not currently determinable.

Company Litigation

We are involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other commercial, employment and tax matters.

We are party to various cases brought by consumers and municipalities and other U.S. governmental entities involving hotel occupancy taxes and our merchant hotel business. Some of the cases are purported class actions and most of the cases were brought simultaneously against other Internet travel companies, including Expedia, Travelocity and Priceline. The cases allege, among other things, that we violated the jurisdictions’ hotel occupancy tax ordinance with respect to the charges and remittance of amounts to cover taxes under the ordinance. While not identical in their allegations, the cases generally assert similar claims, including violations of local or state occupancy tax ordinances, violations of consumer protection ordinances, conversion, unjust enrichment, imposition of a constructive trust, demand for a legal or equitable accounting, injunctive relief, declaratory judgment, and in some cases, civil conspiracy. The plaintiffs seek relief in a variety of forms, including: declaratory judgment, full accounting of monies owed, imposition of a constructive trust, compensatory and punitive damages, disgorgement, restitution, interest, penalties and costs, attorneys’ fees, and where a class action has been claimed, an order certifying the action as a class action. An adverse ruling in one or more of these cases could require us to pay tax retroactively and prospectively and possibly pay penalties, interest and fines. The proliferation of additional cases could result in substantial additional defense costs.

We have also been contacted by several municipalities or other taxing bodies concerning our possible obligations with respect to state or local hotel occupancy or related taxes. The cities of New Orleans, Louisiana, Phoenix, Arizona, North Little Rock and Pine Bluff, Arkansas, 26 cities in California (including Los Angeles and Oakland), an entity representing 84 cities and 14 counties in Alabama, the counties of Jefferson, Arkansas, Brunswick and Stanly, North Carolina, Duval County, Florida and the Hawaii Department of Taxation issued audit notices against the Company. These municipalities have not issued assessments, but have requested information to conduct an audit and/or have requested that the Company register to pay local hotel occupancy taxes. Additional jurisdictions have begun audit proceedings and some have issued assessments. They include: the cities of Anaheim, San Diego and San Francisco, California, the counties of Miami-Dade and Broward, Florida, the cities of Alpharetta, Cartersville, Cedartown, College Park, Dalton, East Point, Hartwell, Macon, Rockmart, Rome, Tybee Island and Warner Robins, Georgia, the counties of Augusta, Clayton, Cobb, DeKalb, Fulton, Gwinnett, Hart and Richmond, Georgia, the city of Philadelphia, Pennsylvania, and state tax officials from Indiana and Wisconsin. The Company disputes that any hotel occupancy or related tax is owed under these ordinances and is challenging the assessments made against the Company. If the Company is found to be subject to the hotel occupancy tax ordinance by a taxing authority and appeals the decision in court, certain jurisdictions may attempt to require us to provide financial security or pay the assessment to the municipality in order to challenge the tax assessment in court.

We believe that we have meritorious defenses and we are vigorously defending against these claims, proceedings and inquiries. We have not recorded any reserves related to these hotel occupancy tax matters.

Litigation is inherently unpredictable and, although we believe we have valid defenses in these matters based upon advice of counsel, unfavorable resolutions could occur. While we cannot estimate our range of loss, an adverse outcome from these unresolved proceedings could be material to us with respect to earnings

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or cash flows in any given reporting period. We do not believe that the impact of this unresolved litigation would result in a material liability to us in relation to our financial position or liquidity.

We are currently seeking to recover insurance reimbursement for costs incurred to defend the hotel occupancy tax cases. We recorded a reduction to selling, general and administrative expense in our consolidated statements of operations for reimbursements received of $8 million and $3 million for the years ended December 31, 2008 and December 31, 2007, respectively. The recovery of additional amounts, if any, by us and the timing of receipt of these recoveries is unclear. As such, in accordance with SFAS No. 5, “Accounting for Contingencies,” as of December 31, 2008, we have not recognized a reduction to selling, general and administrative expense in our consolidated statements of operations for the outstanding contingent claims for which we have not yet received reimbursement.

Surety Bonds and Bank Guarantees

In the ordinary course of business, we obtain surety bonds and bank guarantees, issued for the benefit of a third party, to secure performance of certain of our obligations to third parties. At December 31, 2008 and December 31, 2007, there were $3 million and $3 million of surety bonds outstanding, respectively, and $2 million and $6 million of bank guarantees outstanding, respectively.

Financing Arrangements

We are required to issue letters of credit to certain suppliers and non-U.S. government agencies. Substantially all of these letters of credit were issued by Travelport on our behalf under the terms of the Separation Agreement entered into in connection with the IPO. The letter of credit fees were $3 million, $2 million, almost nil and almost nil for the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, respectively. At December 31, 2008 and December 31, 2007, there were $67 million and $74 million of outstanding letters of credit issued by Travelport on our behalf, respectively (see Note 18 — Related Party Transactions).

12.	Income Taxes

Pre-tax (loss) income for U.S. and non-U.S. operations consisted of the following:

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2008	December 31, 2007	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Predecessor
	(in millions)
U.S.	$(124)	$(6)	$(1)	$31
Non-U.S.	(177)	(35)	(23)	(151)

Loss before income taxes	$(301)	$(41)	$(24)	$(120)

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The (benefit) provision for income taxes consists of the following:

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2008	December 31, 2007	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Predecessor
	(in millions)
Current
U.S. federal and state	$—	$—	$—	$—
Non-U.S.	2	5	(1)	17

	2	5	(1)	17
Deferred
U.S. federal and state	1	6	—	—
Non-U.S.	(5)	32	2	(16)

	(4)	38	2	(16)

(Benefit) provision for income taxes	$(2)	$43	$1	$1

For the period from August 23, 2006 to December 31, 2006, we were part of a consolidated U.S. federal income tax filing group and were included in Travelport’s consolidated U.S. federal and state income tax returns. For the period from January 1, 2006 to August 22, 2006, prior to the Blackstone Acquisition, the Predecessor was part of Cendant’s consolidated U.S. federal income tax filing group and was included in Cendant’s consolidated U.S. federal and state income tax returns. The results of operations of Travelport for the period from January 1, 2007 to February 7, 2007 was included in the consolidated U.S. federal and state income tax returns for the year ended December 31, 2007 filed by Orbitz Worldwide, Inc. and its subsidiaries. However, the provision for income taxes was computed as if we filed our U.S. federal, state and foreign income tax returns on a Separate Company basis without the inclusion of the results of operations of Travelport for the period from January 1, 2007 to February 7, 2007.

For the year ended December 31, 2008, the provision for U.S. federal, state and foreign income taxes and the calculation of the deferred tax assets and liabilities were based solely on the operations of Orbitz Worldwide, Inc. and its subsidiaries.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our effective income tax rate differs from the U.S. federal statutory rate as follows for the periods specified below:

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2008	December 31, 2007	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Predecessor
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	0.1	(1.2)	(1.4)	—
Rate change impact on deferred income taxes	—	(2.4)	—	—
Taxes on non-U.S. operations at differing rates	(1.3)	(2.4)	(36.0)	(45.4)
Taxes on other repatriated foreign income, net of tax credits	—	—	(3.1)	—
Change in valuation allowance	(9.0)	(110.6)	3.2	9.7
Goodwill impairment	(24.8)	—	—	—
Foreign deemed dividends	—	(12.5)	—	—
Non deductible public offering costs	—	(2.0)	—	—
Reserve for uncertain tax positions	0.1	(5.1)	—	—
Other	0.6	(1.5)	(1.9)	(0.1)

Effective income tax rate	0.7%	(102.7)%	(4.2)%	(0.8)%

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Current and non-current deferred income tax assets and liabilities in various jurisdictions are comprised of the following:

	Successor
	December 31,
	2008	2007
	(in millions)

Current deferred income tax assets (liabilities):
Accrued liabilities and deferred income	$12	$19
Provision for bad debts	1	1
Prepaid expenses	(2)	(3)
Tax sharing liability	6	4
Change in reserve accounts	2	—
Other	3	—
Valuation allowance	(16)	(18)

Current net deferred income tax assets	$6	$3

Non-current deferred income tax assets (liabilities):
U.S. net operating loss carryforwards	$45	$27
Non-U.S. net operating loss carryforwards	97	113
Accrued liabilities and deferred income	6	39
Depreciation and amortization	107	93
Tax sharing liability	39	47
Change in reserve accounts	5	7
Other	13	(2)
Valuation allowance	(304)	(312)

Non-current net deferred income tax assets	$8	$12

The current and deferred income tax assets and liabilities are presented in our consolidated balance sheets as follows:

	Successor
	December 31,
	2008	2007
	(in millions)

Current net deferred income tax assets:
Deferred income tax asset, current	$6	$3

Current net deferred income tax assets	$6	$3

Non-current net deferred income tax assets (liabilities):
Deferred income tax asset, non-current	$9	$12
Deferred income tax liability, non-current (a)	(1)	—

Non-current net deferred income tax assets	$8	$12

(a)	The non-current portion of the deferred income tax liability at December 31, 2008 of $1 million is included in other non-current liabilities in our consolidated balance sheet.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the year ended December 31, 2007, we recorded a full valuation allowance against $30 million of foreign deferred tax assets related to portions of our U.K.-based business in accordance with SFAS No. 109. SFAS No. 109 requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence using a “more likely than not” standard. Prior to the IPO, we had the ability to offset these losses with taxable income of Travelport subsidiaries and affiliates in the U.K. As a result of the IPO, these subsidiaries are no longer in our U.K. group and, as a result, their income is not available to offset our losses in the U.K. group at December 31, 2007.

During the year ended December 31, 2007, we also recorded an adjustment to reduce the deferred tax assets and associated valuation allowance by $115 million, resulting in no impact to the net deferred income tax asset. This adjustment related to the difference between the book and tax basis in the liability.

At December 31, 2008, we established valuation allowances against the majority of our deferred tax assets. As a result, any changes in our gross deferred tax assets and liabilities during the year ended December 31, 2008 were largely offset by corresponding changes in our valuation allowances, resulting in a $1 million decrease in our net deferred tax assets.

As of December 31, 2008, we had a valuation allowance of $320 million, $272 million of which was established in purchase accounting for the Blackstone Acquisition. Prior to January 1, 2009, to the extent that any valuation allowances established in purchase accounting were reduced, these reductions were recorded as adjustments to goodwill rather than the provision for income taxes (see Note 2 — Summary of Significant Accounting Policies).

The net deferred tax asset at December 31, 2008 and December 31, 2007 amounted to $14 million and $15 million, respectively. These net deferred tax assets relate to temporary tax to book differences in non-U.S. jurisdictions, the realization of which is, in management’s judgment, more likely than not. We have assessed, based on experience with relevant taxing authorities, our expectations of future taxable income, carry-forward periods available and other relevant factors, that we will be more likely than not to recognize this deferred tax asset.

As of December 31, 2008, we had U.S. federal and state net operating loss carry-forwards of approximately $110 million and $153 million, respectively, which expire between 2021 and 2028. In addition, we had $344 million of non-U.S. net operating loss carry-forwards, most of which do not expire. Additionally, we have $4 million of U.S. federal and state income tax credit carry-forwards which expire between 2027 and 2028 and $1 million of U.S. federal income tax credits which have no expiration date. No provision has been made for U.S. federal or non-U.S. deferred income taxes on approximately $9 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2008. A provision has not been established because it is our present intention to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal or non-U.S. deferred income tax liabilities for unremitted earnings at December 31, 2008 is not practicable.

We adopted the provisions of FIN 48 effective January 1, 2007. Given the inherent complexities of the business and that we are subject to taxation in a substantial number of jurisdictions, we routinely assess the likelihood of additional assessment in each of the taxing jurisdictions. In accordance with FIN 48, we have established a liability for unrecognized tax benefits that management believes to be adequate. Once established, unrecognized tax benefits are adjusted if more accurate information becomes available, or a change in circumstance or an event occurs necessitating a change to the liability.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below shows the changes in this liability during the years ended December 31, 2008 and December 31, 2007:

Amount
(in millions)

Balance as of January 1, 2007	$2
Increase in unrecognized tax benefits as a result of tax positions taken during the current year	2
Decrease in unrecognized tax benefits as a result of tax positions taken during prior years	(1)
Settlements	(1)

Balance as of December 31, 2007	2
Increase in unrecognized tax benefits as a result of tax positions taken during the prior year	6
Decrease in unrecognized tax benefits as a result of tax positions taken during the prior year	(1)
Impact of foreign currency translation	(1)

Balance as of December 31, 2008	$6

The total amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate was $1 million as of December 31, 2008 and $2 million as of December 31, 2007. We do not expect to make any cash tax payments nor do we expect any statutes of limitations to lapse related to this liability within the next twelve months.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. During each of the years ended December 31, 2008 and December 31, 2007, we recognized interest and penalties of almost nil. Accrued interest and penalties were almost nil as of December 31, 2008 and December 31, 2007.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. A number of years may elapse before an uncertain tax position, for which we have unrecognized tax benefits, is audited and finally resolved. We adjust these unrecognized tax benefits, as well as the related interest and penalties, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash. Favorable resolution could be recognized as a reduction to our effective income tax rate in the period of resolution.

The number of years with open tax audits varies depending on the tax jurisdiction. Our major taxing jurisdictions include the U.S. (federal and state), the U.K. and Australia. With limited exceptions, we are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for the years before 2004. We are no longer subject to U.K. federal income tax examinations for years before 2007. We are no longer subject to Australian federal income tax examinations for the years before 2004.

For purposes of FIN 48, with respect to periods prior to the Blackstone Acquisition, we are only required to take into account income tax returns for which we or one of our subsidiaries is the primary taxpaying entity, namely separate state returns and non-U.S. returns. Uncertain tax positions related to U.S. federal and state combined and unitary income tax returns filed are only applicable in the post-acquisition accounting period. We and our domestic subsidiaries currently file a consolidated income tax return for U.S. federal income tax purposes.

In connection with our IPO, on July 25, 2007, the Company entered into a tax sharing agreement with Travelport, pursuant to which the Company and Travelport agreed to split, on a 29%/71% basis, all:

•	taxes attributable to certain restructuring transactions undertaken in contemplation of the IPO;

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	certain taxes imposed as a result of prior membership in a consolidated group, including (i) the consolidated group for U.S. federal income tax purposes of which the Company was the common parent and (ii) the consolidated group of which Cendant Corporation was the common parent; and

•	any tax-related liabilities under the agreement by which Travelport (which, at the time, included the Company) was acquired from Cendant Corporation.

13.	Equity-Based Compensation

Our employees participated in three equity based compensation plans during the years ended December 31, 2008, 2007 and 2006: the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended (the “Plan”), the Travelport Equity-Based Long-Term Incentive Plan (the “Travelport Plan”), and the Cendant Stock-Based Compensation Plan (the “Cendant Plan”). The awards granted under each plan are described below.

Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan

On July 18, 2007, our board of directors and TDS Investor (Luxembourg) S.à r.l, as our sole stockholder prior to the IPO, approved the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan. The Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants who are selected by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for participation in the Plan. In addition, we may grant annual cash bonuses and long-term cash awards. At our Annual Meeting of Shareholders on May 8, 2008, our shareholders approved an amendment to the Plan, increasing the number of shares of our common stock available for issuance under the Plan from 6,100,000 shares to 15,100,000 shares, subject to adjustment as provided in the Plan. As of December 31, 2008, 7,057,932 shares were available for future issuance under the Plan.

Stock Options

The table below summarizes the option activity under the Plan for the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007:

			Weighted Average
		Weighted Average	Remaining	Aggregate
		Exercise Price	Contractual Term	Intrinsic
	Shares	(per share)	(in years)	Value(a)

Outstanding at July 18, 2007	—	—	—
Granted	2,732,950	$14.96	9.6
Forfeited	(172,274)	$15.00	9.6

Outstanding at December 31, 2007	2,560,676	$14.96	9.6	—
Granted	2,130,059	$6.26	6.5
Forfeited	(473,930)	$12.19	7.9

Outstanding at December 31, 2008	4,216,805	$10.88	7.6	—

Exercisable at December 31, 2008	687,825	$14.96	8.6	—

(a)	Intrinsic value for stock options is defined as the difference between the current market value and the exercise price. The exercise price of stock options exercisable at December 31, 2008 exceeded the market value, and therefore, the aggregate intrinsic value for these stock options was $0. The aggregate intrinsic value for stock options outstanding at December 31, 2008 and December 31, 2007 was almost nil and $0, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The exercise price of stock options granted under the Plan is equal to the fair market value of the underlying stock on the date of grant. Stock options generally expire seven to ten years from the grant date. The stock options granted at the time of the IPO as additional compensation to our employees who previously held equity awards under the Travelport Plan, as described below, vested 5.555% in August 2007 and vest an additional 8.586% on each subsequent November, February, May and August through February 2010, and become fully vested in May 2010. All other stock options granted vest annually over a four-year period. The fair value of stock options on the date of grant is amortized on a straight-line basis over the requisite service period.

The fair value of stock options granted under the Plan is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions for stock options granted during the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007 are outlined in the following table. Expected volatility is based on implied volatilities for publicly traded options and historical volatility for comparable companies over the estimated expected life of the stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the “simplified method,” as defined in SEC Staff Accounting Bulletin No. 110, “Share-Based Payments.” The risk-free interest rate is based on yields on U.S. Treasury strips with a maturity similar to the estimated expected life of the stock options. We use historical turnover to estimate employee forfeitures.

		Period from
	Year Ended	July 18, 2007 to
	December 31,	December 31,
Assumptions:	2008	2007

Dividend yield	—	—
Expected volatility	41%	38%
Expected life (in years)	4.76	6.16
Risk-free interest rate	3.62%	4.86%

Based on the above assumptions, the weighted average grant-date fair value of stock options granted during the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007 was $2.54 and $6.89, respectively.

Restricted Stock Units

The table below summarizes activity regarding unvested restricted stock units under the Plan for the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007:

		Weighted Average
		Grant Date
	Restricted	Fair Value
	Stock Units	(per share)

Unvested at July 18, 2007	—	—
Granted	2,687,836	$13.16
Vested (a)	(181,003)	$11.73
Forfeited	(210,482)	$13.08

Unvested at December 31, 2007	2,296,351	$13.28
Granted	1,492,703	$6.12
Vested (a)	(296,366)	$11.61
Forfeited	(768,332)	$12.26

Unvested at December 31, 2008	2,724,356	$9.83

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	We issued 233,878 and 142,440 shares of common stock in connection with the vesting of restricted stock units during the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007, respectively, which is net of the number of shares retained (but not issued) by us in satisfaction of minimum tax withholding obligations associated with the vesting.

The restricted stock units granted at the time of the IPO upon conversion of unvested equity-based awards previously held by our employees under the Travelport Plan, as described below, vested 5.555% in August 2007 and vest an additional 8.586% on each subsequent November, February, May and August through February 2010, and become fully vested in May 2010. All other restricted stock units cliff vest at the end of either a two-year or three-year period, or vest annually over a three-year or four-year period. The fair value of restricted stock units on the date of grant is amortized on a straight-line basis over the requisite service period.

The total number of restricted stock units that vested during the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007 and the total fair value thereof was 296,366 restricted stock units and 181,003 restricted stock units, respectively, and $3 million and $2 million, respectively.

Restricted Stock

The table below summarizes activity regarding unvested restricted stock under the Plan for the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007:

		Weighted Average
		Grant Date
	Restricted	Fair Value
	Stock	(per share)

Unvested at July 18, 2007	—	—
Granted	61,795	$8.45
Vested (a)	(13,130)	$8.45
Forfeited (b)	(6,586)	$8.45

Unvested at December 31, 2007	42,079	$8.45
Granted	—	—
Vested (a)	(16,832)	$8.45
Forfeited (b)	(6,586)	$8.45

Unvested at December 31, 2008	18,661	$8.45

(a)	Includes 2,617 and 2,266 shares of common stock transferred to us in satisfaction of minimum tax withholding obligations associated with the vesting of restricted stock during the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007, respectively. These shares are held by us in treasury.

(b)	These shares are held by us in treasury.

Shares of restricted stock were granted upon conversion of the Class B partnership interests previously held by our employees under the Travelport Plan. The restricted stock vested 5.555% in August 2007 and vests an additional 8.586% on each subsequent November, February, May and August through February 2010, and become fully vested in May 2010. The fair value of restricted stock on the date of grant is amortized on a straight-line basis over the requisite service period.

The total number of shares of restricted stock that vested during the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007 and the total fair value thereof was 16,832 shares and 13,130 shares and almost nil and almost nil, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Performance-Based Restricted Stock Units

On June 19, 2008, the Compensation Committee approved a grant of performance-based restricted stock units (“PSUs”) under the Plan to certain of our executive officers. The PSUs entitle the executives to receive a certain number of shares of our common stock based on the Company’s satisfaction of certain financial and strategic performance goals, including net revenue growth, adjusted EBITDA margin improvement and the achievement of specified technology milestones during fiscal years 2008, 2009 and 2010 (the “Performance Period”). The performance conditions also provide that if the Company’s aggregate adjusted EBITDA during the Performance Period does not equal or exceed a certain threshold, each PSU award will be forfeited. Based on the achievement of the performance conditions during the Performance Period, the final settlement of the PSU awards will range between 0 and 166 2/3% of the target shares underlying the PSU awards based on a specified objective formula approved by the Compensation Committee. The PSUs will vest within 75 days of the end of the Performance Period.

The target number of shares underlying the PSUs that were granted to certain executive officers during the year ended December 31, 2008 totaled 249,108 shares and had a grant date fair value of $6.28 per share. As of December 31, 2008, the Company expects that none of the PSUs will vest.

Non-Employee Directors Deferred Compensation Plan

The table below summarizes the deferred stock unit activity under the Plan for the year ended December 31, 2008 and the period from July 18, 2007 to December 31, 2007:

		Weighted Average
		Grant Date
	Deferred	Fair Value
	Stock Units	(per share)

Outstanding at July 18, 2007	—	—
Granted	62,316	$12.90

Outstanding at December 31, 2007	62,316	$12.90
Granted	203,353	$5.58
Common stock issued (a)	(12,853)	$11.94

Outstanding at December 31, 2008	252,816	$7.06

(a)	A non-employee director terminated service from our board of directors during the year ended December 31, 2008. As a result, the non-employee director was entitled to receive one share of our common stock for each deferred stock unit held by him, or 12,853 shares of our common stock.

In connection with the IPO, we adopted a deferred compensation plan to enable our non-employee directors to defer the receipt of certain compensation earned in their capacity as non-employee directors. Eligible directors may elect to defer up to 100% of their annual retainer fees (which are paid by us on a quarterly basis). We require that at least 50% of the annual retainer be deferred under the plan. In addition, 100% of the annual equity grant payable to non-employee directors is deferred under the plan.

We grant deferred stock units to each participating director on the date that the deferred fees would have otherwise been paid to the director. The deferred stock units are issued as restricted stock units under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended.

The deferred stock units are issued as restricted stock units under the plan and are immediately vested and non-forfeitable. The deferred stock units entitle the non-employee director to receive one share of our common stock for each deferred stock unit on the date that is 200 days immediately following the non-employee director’s retirement or termination of service from the board of directors, for any reason. The entire grant date fair value of deferred stock units is expensed on the date of grant.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Travelport Equity-Based Long-Term Incentive Program

Travelport introduced an equity-based long-term incentive program in 2006 for the purpose of retaining certain key employees, including certain of our employees. Under this program, key employees were granted restricted equity units and interests in the partnership that indirectly owns Travelport. Travelport’s board of directors approved the grant of up to 100 million units under the plan. The equity awards issued consisted of four classes of partnership interest. The Class A-2 equity units vested at a pro-rata rate of 6.25% per quarter through May 2010. The Class B partnership interests vested annually over a four-year period beginning in August 2007. The Class C and D partnership interests were scheduled to vest upon the occurrence of certain liquidity events.

On July 18, 2007, the unvested restricted equity units and Class B partnership interests held by our employees were converted to restricted stock units and restricted shares in Orbitz Worldwide under its 2007 Equity and Incentive Plan. This conversion affected 14 employees of Orbitz Worldwide. The conversion of the restricted equity units was based on the relative value of the shares of our common stock compared to that of Travelport’s Class A-2 capital interests at the time of the IPO. The conversion of the Class B partnership interests was based on the relative value of the shares of our common stock compared to the aggregate liquidation value of the Class B partnership interests at the time of the IPO. The Class C and D partnership interests were deemed to have no fair value as of the conversion date and as such were forfeited. Subsequent to the conversion, we also granted restricted stock units and stock options as additional compensation to the employees who previously held the Travelport interests. This compensation was granted as an award in consideration of potential future increases in value of the awards previously granted under the Travelport Plan. No incremental compensation expense was recognized as a result of the conversion.

The fair value of the Class A-2 capital interests granted under the Travelport Plan was estimated on the date of grant based on the fair market value of Travelport’s common equity relative to the number of Class A shares then outstanding. The fair value of the Class B, Class C and Class D partnership interests was estimated on the date of grant using the Monte-Carlo valuation model with the weighted average assumptions outlined in the table below.

	Partnership Interests
	Granted In
Assumptions:	2007	2006

Dividend yield	—	—
Expected volatility	45%	40%
Expected life (in years)	6.2	6.6
Risk-free interest rate	4.64%	4.73%

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below summarizes our activity under the Travelport Plan during 2007, immediately prior to the conversion date, and the year ended December 31, 2006:

	Restricted Equity
	Units		Partnership Interest
	Class A-2		Class B		Class C		Class D
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Number	Grant Date	Number	Grant Date	Number	Grant Date	Number	Grant Date
	of	Fair Value	of	Fair Value	of	Fair Value	of	Fair Value
	Shares	(per share)	Shares	(per share)	Shares	(per share)	Shares	(per share)

Balance at August 22, 2006	—	—	—	—	—	—	—	—
Granted	5,367,234	$1.00	1,103,501	$0.49	1,103,501	$0.43	1,103,501	$0.38

Balance at December 31, 2006	5,367,234	$1.00	1,103,501	$0.49	1,103,501	$0.43	1,103,501	$0.38
Granted	230,881	$1.84	99,863	$0.67	99,863	$0.65	99,863	$0.56

Balance immediately prior to conversion date	5,598,115	$1.03	1,203,364	$0.50	1,203,364	$0.45	1,203,364	$0.39

During 2007, prior to the conversion date, and the period from August 23, 2006 to December 31, 2006, 728,625 and 670,904 restricted equity units vested, respectively, for a total fair value of $1 million and $1 million, respectively. No partnership interests were vested prior to the conversion date. We expensed the restricted equity units and the Class B partnership interests on a straight-line basis over the requisite service period based upon the fair value of the award on the grant date. We did not record any compensation expense for the Class C and Class D partnership interests as it was determined that it was not probable that these awards would vest.

Cendant Stock-Based Compensation Plans

During the period in which we were owned by Cendant, from November 2004 to August 2006, certain of our employees were granted equity awards in Cendant’s equity under Cendant’s existing stock-based compensation plans. The activity under the Cendant Plan that related to our employees is described below.

Stock Options

Stock options granted by Cendant to its employees generally expired ten years from the grant date. In 2004, Cendant adopted performance and time vesting criteria for stock option grants. The predetermined performance criteria determined the number of options that would ultimately vest and were based on the growth of Cendant’s earnings and cash flows over the vesting period of the respective award. The number of options that vested ranged from 0% to 200% of the base award. Vesting occurred over a four-year period, but did not exceed 25% of the base award in each of the three years following the grant date. All unvested stock options vested 30 days subsequent to the separation of certain subsidiaries of Cendant. Cendant’s policy was to grant stock options with exercise prices at the then-current fair market value.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below summarizes our stock option activity under the Cendant Plan during the period from January 1, 2006 to August 22, 2006:

	Predecessor
	Period from January 1, 2006 to
	August 22, 2006
		Weighted
		Average
		Exercise
	Number of	Price
	Options	(per share)

Outstanding at beginning of period	3,098,203	$14.42
Exercised	(1,041)	17.15
Forfeited/cancelled	(211,939)	14.35
Vested/converted as a result of the Blackstone Acquisition	(2,885,223)	14.41

Outstanding at end of period	—	—

Restricted Stock Units

Restricted stock units granted by Cendant entitled employees, including certain of our employees, to receive one share of Cendant common stock upon vesting. In 2004, Cendant adopted performance and time vesting criteria for restricted stock unit grants. The predetermined performance criteria determined the number of restricted stock units that will ultimately vest and were based on the growth of Cendant earnings and cash flows over the vesting period of the respective award. The number of restricted stock units that vested may range from 0% to 200% of the base award. Vesting occurred over a four-year period, but did not exceed 25% of the base award in each of the three years following the grant date.

The table below summarizes our employees’ restricted stock unit activity in the Cendant Plan during the period from January 1, 2006 to August 22, 2006:

	Predecessor
	Period from January 1, 2006
	to August 22, 2006
		Weighted
		Average
	Number of	Grant Date
	Restricted	Fair Value
	Stock Units	(per share)

Balance at beginning of period	1,570,957	$15.51
Vested/exercised	(69,732)	19.88
Forfeited/cancelled	(180,098)	21.25
Vested/converted as a result of the Blackstone Acquisition	(1,321,127)	13.11

Balance at end of period	—	—

Compensation Expense

We recognized total equity-based compensation expense of $15 million, $8 million and $2 million during the years ended December 31, 2008 and December 31, 2007 and the period from August 23, 2006 to December 31, 2006, respectively, none of which has provided us a tax benefit.

For the period from January 1, 2006 to August 22, 2006, Cendant allocated pre-tax equity based compensation expense of $4 million to us, none of which has provided us a tax benefit.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008, a total of $29 million of unrecognized compensation costs related to unvested stock options, unvested restricted stock units, unvested PSUs and unvested restricted stock are expected to be recognized over the remaining weighted-average period of 2 years.

14.	Derivative Financial Instruments

Interest Rate Hedges

On July 25, 2007, we entered into two interest rate swaps that effectively converted $300 million of the Term Loan from a variable to a fixed interest rate. The first swap had a notional amount of $100 million and matured on December 31, 2008. The second swap has a notional amount of $200 million and matures on December 31, 2009. We pay a fixed rate of 5.21% on both swaps and in exchange receive a variable rate based on the three-month LIBOR.

On May 1, 2008, we entered into a third interest rate swap that effectively converts an additional $100 million of the Term Loan from a variable to a fixed interest rate. The swap was effective on May 30, 2008, has a notional amount of $100 million and matures on May 31, 2011. We pay a fixed rate of 3.39% on the swap and in exchange receive a variable rate based on the three-month LIBOR.

On September 12, 2008, we entered into a fourth interest rate swap that effectively converts an additional $100 million of the Term Loan from a variable to a fixed interest rate. The swap was effective on September 30, 2008, has a notional amount of $100 million and matures on September 30, 2010. We pay a fixed rate of 2.98% on the swap and in exchange receive a variable rate based on the one-month LIBOR.

The objective of entering into our interest rate swaps is to protect against volatility of future cash flows and effectively hedge the variable interest payments on the Term Loan. We determined that these designated hedging instruments qualify for cash flow hedge accounting treatment under SFAS No. 133.

The interest rate swaps are reflected in our consolidated balance sheets at market value. At December 31, 2008 and December 31, 2007, $15 million and $6 million of the total market value of the swaps, respectively, represented a liability, of which $8 million and $1 million was included in other current liabilities and $7 million and $5 million was included in other non-current liabilities in our consolidated balance sheets, respectively. The corresponding market adjustment was recorded to accumulated other comprehensive income. There was no hedge ineffectiveness during the years ended December 31, 2008 and December 31, 2007, respectively.

Foreign Currency Hedges

We enter into foreign currency forward contracts (“forward contracts”) to manage exposure to changes in the foreign currency associated with foreign receivables, payables, intercompany transactions and forecasted earnings. As of December 31, 2008, we have forward contracts outstanding with a total net notional amount of $61 million, which matured in January 2009. The forward contracts do not qualify for hedge accounting treatment under SFAS No. 133. Accordingly, changes in the fair value of the forward contracts are recorded in net income, as a component of selling, general and administrative expenses in our consolidated statements of operations. We recognized gains (losses) related to foreign currency forward contracts of $14 million, $(2) million and $(1) million for the years ended December 31, 2008 and December 31, 2007 and for the period from January 1, 2006 to August 22, 2006, respectively. The total market value of forward contracts represented a liability of $1 million at December 31, 2008 and an asset of almost nil at December 31, 2007, which was included in other current liabilities and other current assets in our consolidated balance sheets, respectively. There were no forward contracts held by us, or on our behalf, during the period from August 23, 2006 to December 31, 2006.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Severance

During the year ended December 31, 2008, we reduced our workforce by approximately 160 domestic and international employees, primarily in response to weakening demand in the travel industry and deteriorating economic conditions. In connection with this workforce reduction, we incurred total expenses of $3 million in the year ended December 31, 2008 related to severance benefits and other termination-related costs, which are included in selling, general and administrative expense in our consolidated statements of operations. The majority of these costs had been paid as of December 31, 2008.

16.	Employee Benefit Plans

Prior to our IPO, Travelport (subsequent to the Blackstone Acquisition) and Cendant (prior to the Blackstone Acquisition) sponsored defined contribution savings plans for employees in the U.S. that provided certain of our eligible employees an opportunity to accumulate funds for retirement. HotelClub and ebookers sponsor similar defined contribution savings plans. In September 2007, we adopted a qualified defined contribution savings plan for employees in the U.S. that replaced the existing defined contribution savings plans sponsored by Travelport and Cendant, but did not alter the plans of HotelClub and ebookers. We match the contributions of participating employees on the basis specified by the plans.

We recorded expense related to these plans in the amount of $7 million, $5 million, $2 million and $2 million for the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, respectively.

17.	Loss per Share

The following table presents the calculation of basic and diluted loss per share:

		Period from
	Year Ended	July 18, 2007 to
	December 31, 2008	December 31, 2007
	(in millions, except share and per share data)

Net loss attributable to Orbitz Worldwide, Inc. common shareholders	$(299)	$(42)

Net loss per share — basic and diluted:
Weighted average shares outstanding for basic and diluted net loss per share attributable to Orbitz Worldwide, Inc. common shareholders (a)	83,342,333	81,600,478

Basic and Diluted (b)	$(3.58)	$(0.51)

(a)	Stock options, restricted stock, restricted stock units and PSUs are not included in the calculation of diluted loss per share for the year ended December 31, 2008 and for the period from July 18, 2007 to December 31, 2007 because we had a net loss for each period. Accordingly, the inclusion of these equity awards would have had an antidilutive effect on diluted loss per share.

(b)	Net loss per share may not recalculate due to rounding.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following equity awards are not included in the diluted loss per share calculation above because they would have had an antidilutive effect:

	As of	As of
Antidilutive equity awards	December 31, 2008	December 31, 2007

Stock options	4,216,805	2,560,676
Restricted stock units	2,724,356	2,296,351
Restricted stock	18,661	42,079
Performance-based restricted stock units	249,108	—

Total	7,208,930	4,899,106

18.	Related Party Transactions

Related Party Transactions with Travelport and its Subsidiaries

The following table summarizes the related party balances with Travelport and its subsidiaries as of December 31, 2008 and December 31, 2007, reflected in our consolidated balance sheets. We net settle amounts due to and from Travelport.

	Successor
	December 31, 2008	December 31, 2007
	(in millions)

Due from Travelport, net	$10	—
Due to Travelport, net	—	$8

We also purchased assets of $1 million from Travelport and its subsidiaries during the year ended December 31, 2008 which are included in property and equipment, net in our consolidated balance sheet at December 31, 2008.

The following table summarizes the related party transactions with Travelport and its subsidiaries for the years ended December 31, 2008 and December 31, 2007 and for the periods from August 23, 2006 to December 31, 2006 and January 1, 2006 to August 22, 2006, reflected in our consolidated statements of operations:

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2008	December 31,2007	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Predecessor
	(in millions)
Net revenue (a)	$149	$126	$29	$65
Cost of revenue	—	—	1	—
Selling, general and administrative expense	3	11	4	—
Interest expense	3	48	4	—

(a)	These amounts include net revenue related to our GDS services agreement and bookings sourced through Donvand Limited and OctopusTravel Group Limited (doing business as Gulliver’s Travel Associates, “GTA”) for the periods presented.

In connection with our IPO, we paid a dividend to Travelport in the amount of $109 million. Any future determination to pay dividends would require the prior consent of Travelport, until such time as Travelport no longer beneficially owns at least 33% of the votes entitled to be cast by our outstanding common shares.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capital Contributions

Prior to our IPO, we received capital contributions from Travelport for operational funding and certain acquisitions.

Corporate Related Functions

Our consolidated statements of operations reflect an allocation from Travelport of both general corporate overhead expenses and direct billed expenses incurred on our behalf prior to our IPO. General corporate overhead expenses were allocated based on a percentage of the forecasted revenue. Direct billed expenses were based upon actual utilization of the services. Cost subject to the overhead allocations and direct billings included executive management, tax, insurance, accounting, legal, treasury, information technology, telecommunications, call center support and real estate expenses.

Intercompany Notes Payable

In August 2006, in connection with the Blackstone Acquisition, $106 million of intercompany notes payable were executed among subsidiaries of Travelport and our subsidiaries. These notes accrued interest at a variable rate of LIBOR plus 500 basis points and were scheduled to mature in February 2017. Concurrent with our IPO, the notes were assigned to us, and we repaid the interest that had accrued through the date of assignment.

On January 26, 2007 and January 30, 2007, we became the obligor on two intercompany notes payable to affiliates of Travelport in the amounts of $25 million and $835 million, respectively. These notes accrued interest at a fixed rate of 10.25% and were scheduled to mature on February 19, 2014. These notes represented a portion of the debt used to finance the Blackstone Acquisition. Because we did not receive any cash consideration for the assumption of this debt from Travelport in January 2007, the transaction was effectively a distribution of capital. Accordingly, we recorded an $860 million reduction to net invested equity. On July 25, 2007, we used proceeds from the IPO and Term Loan to repay the notes and the interest accrued thereon in full.

Separation Agreement

We entered into a Separation Agreement with Travelport at the time of our IPO. This agreement, as amended, provided the general terms for the separation of our respective businesses. As a wholly-owned subsidiary of Travelport, Travelport provided guarantees, letters of credit and surety bonds on our behalf under our commercial agreements and leases and for the benefit of certain regulatory agencies. Under the Separation Agreement, we are required to use commercially reasonable efforts to have Travelport released from any then outstanding guarantees and surety bonds. As a result, Travelport no longer provides surety bonds on our behalf or guarantees in connection with commercial agreements or leases entered into or replaced by us subsequent to the IPO.

In addition, Travelport agreed to continue to issue letters of credit on our behalf through at least March 31, 2010 and thereafter so long as Travelport and its affiliates (as defined in the Separation Agreement, as amended) own at least 50% of our voting stock, in an aggregate amount not to exceed $75 million (denominated in U.S. dollars). Travelport charges us fees for issuing, renewing or extending letters of credit on our behalf. This fee is included in interest expense in our consolidated statements of operations. At December 31, 2008 and December 31, 2007, there were $67 million and $74 million of letters of credit issued by Travelport on our behalf, respectively (see Note 11 — Commitments and Contingencies).

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Transition Services Agreement

At the time of our IPO, we entered into a Transition Services Agreement with Travelport. Under this agreement, as amended, Travelport has provided us with certain transition services, including insurance, human resources and employee benefits, payroll, tax, communications, collocation and data center facilities, information technology and other existing shared services. We have also provided Travelport with certain services, including accounts payable, information technology hosting, data warehousing and storage as well as Sarbanes-Oxley compliance testing and deficiency remediation. The terms for the services provided under the Transition Services Agreement generally expired on March 31, 2008, subject to certain exceptions. The term of the Transition Services Agreement has been extended until June 30, 2009 for services Travelport provides us related to the support of applications for storage of certain financial and human resources data. The charges for the services are based on the time expended by the employee or service provider billed at the approximate human resource cost, including wages and benefits.

Master License Agreement

We entered into a Master License Agreement with Travelport at the time of our IPO. Pursuant to this agreement, Travelport licenses certain of our intellectual property and pays us fees for related maintenance and support services. The licenses include our supplier link technology; portions of ebookers’ booking, search and dynamic packaging technologies; certain of our products and online booking tools for corporate travel; portions of our white label dynamic packaging technology; and our extranet supplier connectivity functionality currently being implemented as part of our new technology platform.

The Master License Agreement granted us the right to use a corporate online booking product that Travelport was developing at the time we entered into the agreement. The development of this product is now complete, and we have entered into a value added reseller license with Travelport for this product.

Equipment, Services and Use Agreements

Prior to our IPO, we shared office locations with Travelport in twelve locations worldwide. In connection with our IPO, we separated the leasehold properties based upon our respective business operations and assigned a leasehold interest where one company had exclusive use or occupation of a property.

We also entered into an Equipment, Services and Use Agreement for each office occupied by both parties. This agreement commenced in most locations on June 1, 2007 and provided that the cost of the shared space would be ratably allocated. The agreement expired on December 31, 2007 but automatically renewed if no termination notice was served. Termination notices were served at five of the twelve locations in 2007 and at three additional locations in 2008. The agreement for the remaining four locations expires in 2009.

Travelport remained liable to landlords for all lease obligations with guarantee agreements, unless expressly released from this liability by the relevant landlord.

GDS Service Agreements

Prior to the IPO, certain of our subsidiaries had subscriber services agreements with Galileo, a subsidiary of Travelport. Under these agreements, Galileo provided us GDS services and paid us an incentive payment for each segment processed using its GDS services.

In connection with our IPO, we entered into a new agreement with Travelport to use GDS services provided by both Galileo and Worldspan. The new agreement replaced the former Galileo agreement discussed above as well as a GDS contract we had with Worldspan. The new agreement became effective in July 2007 with respect to GDS services provided by Galileo. In August 2007, upon completion of Travelport’s

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition of Worldspan, the new agreement became effective for GDS services provided by Worldspan. This agreement expires on December 31, 2014.

The new Travelport GDS service agreement is structured such that we earn incentive revenue for each segment that is processed through Galileo or Worldspan. The agreement also required us to process 33 million segments during 2007, 16 million segments through Worldspan and 17 million segments through Galileo. The required number of segments processed in future years for Worldspan remains fixed at 16 million segments, while the required number of segments for Galileo is subject to adjustment based upon the actual segments processed in the preceding year. In 2008, we were required to process approximately 22 million segments through Galileo. Our failure to process the required number of segments would result in a shortfall payment of $1.25 per segment below the required minimum. If we meet the minimum number of segments, we are not required to make payments of any kind to Galileo or Worldspan.

A significant portion of our GDS services are provided through this agreement. For the years ended December 31, 2008 and December 31, 2007, we recognized $108 million and $111 million of incentive revenue for segments processed through Galileo and Worldspan, respectively, which accounted for more than 10% of our total net revenues. For the year ended December 31, 2007, this amount includes incentive payments received for GDS services provided under the new agreement with Travelport as we well as the former Galileo agreement and Worldspan contract.

Hotel Sourcing and Franchise Agreement

GTA is a wholly-owned subsidiary of Travelport and provided certain of our subsidiaries with hotel consulting services and access to hotels and destination services pursuant to franchise agreements. As franchisees, we have the ability to make available for booking hotel rooms and destination services provided by GTA at agreed-upon rates. When a customer books a hotel room that we have sourced through GTA, we record to net revenue the difference between what the customer paid and the agreed-upon rate we paid to GTA. We also paid franchise fees to GTA, which we recorded as contra revenue. These franchise agreements continued until December 31, 2007, when our new Master Supply and Services Agreement (the “GTA Agreement”) became effective.

Under the GTA Agreement, we pay GTA a contract rate for hotel and destination services inventory it makes available to us for booking on our websites. The contract rate exceeds the prices at which suppliers make their inventory available to GTA for distribution and is based on a percentage of the rates GTA makes such inventory available to its other customers. We are also subject to additional fees if we exceed certain specified booking levels. The initial term of the GTA Agreement expires on December 31, 2010. Under this agreement, we are restricted from providing access to hotels and destination services content to certain of GTA’s clients until December 31, 2010.

Corporate Travel Agreement

We provide corporate travel management services to Travelport and its subsidiaries. We believe that these agreements have been executed on terms comparable to those of unrelated third parties.

Agreements Involving Tecnovate

On July 5, 2007, we sold Tecnovate, an Indian Services Organization (“ISO”), to Travelport for $25 million. In connection with the sale, we entered into an agreement to continue using the services of the ISO, which included call center and telesales, back office administrative, information technology and financial services. The ISO charges us based on an hourly billing rate for the services provided to us.

The agreement included a termination clause in the event of certain changes in control. In December 2007, Travelport completed the sale of Tecnovate to an affiliate of Blackstone, which qualified as a change in

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

control under the termination clause. Prior to the sale, Travelport paid us an incentive fee of $5 million for entering into an amended service agreement to continue using the services of the ISO. We deferred the incentive fee and recognize it as a reduction to expense on a straight-line basis over the term of the agreement, which expires in 2010.

Financial Advisory Services Agreement

On July 16, 2007, we completed the sale of an offline U.K. travel subsidiary. Pursuant to an agreement between Travelport and Blackstone, Blackstone provided financial advisory services to Travelport and to us in connection with certain business transactions, including dispositions. Under the terms of that agreement, Travelport paid $2 million to Blackstone on our behalf for advisory services upon completion of the sale. As a result, we recorded a $2 million capital contribution from Travelport in our consolidated balance sheet.

Related Party Transactions with Affiliates of Blackstone and TCV

The following table summarizes the related party balances with affiliates of Blackstone and TCV as of December 31, 2008 and December 31, 2007, reflected in our consolidated balance sheets:

	Successor
	December 31, 2008	December 31, 2007
	(in millions)

Accounts payable	$5	$1
Accrued expenses	1	—

The following table summarizes the related party transactions with affiliates of Blackstone and TCV for the years ended December 31, 2008 and December 31, 2007 and for the period from August 23, 2006 to December 31, 2006, reflected in our consolidated statements of operations:

			Period from
	Year Ended	Year Ended	August 23, 2006 to
	December 31, 2008	December 31, 2007	December 31, 2006
	Successor	Successor	Successor
	(in millions)

Net revenue	$14	$12	$5
Cost of revenue	30	—	—
Selling, general and administrative expense	5	1	—
Marketing expense	—	1	—

Service Agreements

We have entered into various service agreements with an affiliate of Blackstone that provide us with call center and telesales, back office administrative, information technology and financial services.

Other Agreements

In the normal course of conducting business, we have entered into various agreements with affiliates of Blackstone and TCV. We believe that these agreements have been executed on terms comparable to those of unrelated third parties. For example, we have agreements with certain hotel management companies that are affiliates of Blackstone and that provide us with access to their inventory. We also purchase services from certain Blackstone and TCV affiliates such as telecommunications and advertising. In addition, various Blackstone and TCV affiliates utilize our partner marketing programs and corporate travel services.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Related Party Transactions with Former Cendant Affiliates

The following table summarizes the related party transactions with Cendant affiliates for the period from January 1, 2006 to August 22, 2006, reflected in our consolidated statements of operations:

Period from
January 1, 2006 to
August 22, 2006
Predecessor
(in millions)

Net revenue	$10
Selling, general and administrative expense	6
Interest expense	5

Corporate Related Functions

Our consolidated statements of operations reflect an allocation of both general and corporate overhead expenses and directly billed expenses incurred on our behalf from Cendant. General corporate overhead expenses have been allocated based on a percentage of the forecasted revenue. Direct billed expenses were based upon actual utilization of the services. Cost subject to the overhead allocations and direct billings include executive management, tax, insurance, accounting, legal, treasury, information technology, telecommunications, call center support and real estate expenses.

Marketing Services Division Agreements

In October 2005, Cendant sold the companies that made up its Marketing Services Division (“MSD”). We are a party to a number of agreements with the MSD companies, pursuant to which we provide each other with a combination of technical support, marketing services and travel fulfillment services. The initial terms of these agreements generally extend for five to six years, unless terminated by either party in accordance with the terms of those agreements. With respect to the technical support, we pay MSD an inducement payment for each net booking made by MSD through our GDS, and MSD pays us management fees for access to our GDS and the equipment, software and services provided. With respect to the marketing arrangements, MSD typically pays us commissions, either based on customers referred or products and services sold. With respect to the fulfillment services agreement, MSD pays us fees based on services used plus a share of revenue from reservations of select hotels.

Media Services

Avis Budget Group provided us with media planning and advertising buying services until December 31, 2006. We paid advertising costs directly to the third-party vendors.

Realogy Corporation (“Realogy”) provided us with media planning and advertising buying services. We paid advertising costs directly to the third-party vendors; however, we also paid Realogy a fee for access to these vendors.

Wright Express Agreement

In February 2005, Cendant completed the initial public offering of all of the outstanding common stock of its wholly owned Wright Express subsidiary. We are a party to an agreement with Wright Express where we participate in a MasterCard rotating account program. Under this agreement, we participate in the program for our purchasing needs, particularly for our online reservation systems. Wright Express earns money from the interchange rate a vendor is charged for all purchases made on any rotating account, and Wright Express pays us a rebate based upon our purchase volume.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Corporate Travel Agreements

We provide Cendant, Wyndham Worldwide Corporation (“Wyndham”), Avis Budget Group and Realogy with corporate travel management services. The agreements have an initial term of three years, unless terminated earlier by either party in accordance with the terms of the agreement.

Vendor, Partner Marketing and White Label and Hosting Agreements

In the normal course of conducting business, we have entered into various agreements with Wyndham and Avis Budget Group, both of which were affiliates of Cendant. We believe that these agreements have been executed on terms comparable to those of unrelated third parties and include the following:

•	vendor agreements that provide us access to their products and services for distribution on our various websites;

•	partner marketing agreements provide for the promotion of Wyndham and Avis Budget Group products and services on our various websites; and

•	white label and hosting agreements pursuant to which we host various white label websites that incorporate their design elements and allow for the booking of air, car and hotel packages.

19.	Fair Value Measurements

We adopted SFAS No. 157 on January 1, 2008. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. In accordance with FSP 157-2, we deferred the adoption of SFAS No. 157 for our non-financial assets and non-financial liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. Under SFAS No. 159, companies may choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value measurement option under SFAS No. 159 for any of our financial assets or liabilities (see Note 2 — Summary of Significant Accounting Policies).

We have derivative financial instruments that must be measured under the new fair value standard. We currently do not have non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis. SFAS No. 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In accordance with the fair value hierarchy described above, the following table shows the fair value of our financial assets and liabilities that are required to be measured at fair value as of December 31, 2008, which are classified as other current liabilities and other non-current liabilities in our consolidated balance sheets:

	Fair Value Measurements as of December 31, 2008
			Significant other	Significant
		Quoted prices in	observable	unobservable
	Balance at	active markets	inputs	inputs
	December 31, 2008	(Level 1)	(Level 2)	(Level 3)
	(in millions)

Foreign currency hedge liability (see Note 14 — Derivative Financial Instruments)	$1	$1	—	—

Interest rate swap liabilities (see Note 14 — Derivative Financial Instruments)	$15	—	$15	—

We value our interest rate hedges using valuations that are calibrated to the initial trade prices. Subsequent valuations are based on observable inputs to the valuation model including interest rates, credit spreads and volatilities.

We value our foreign currency hedges based on the difference between the foreign currency forward contract rate and widely available foreign currency forward rates as of the measurement date. Our foreign currency hedges consist of forward contracts that are short-term in nature, generally maturing within 30 days.

20.	Segment Information

We determine operating segments based on how our chief operating decision maker manages the business, including making operating decisions and evaluating operating performance. We operate in one segment and have one reportable segment as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

We maintain operations in the U.S., U.K., Australia, Germany, Sweden, France, Finland, Ireland, the Netherlands, Switzerland, Spain and other international territories. The table below presents net revenue by geographic area: the U.S. and all other countries. We allocate net revenue based on where the booking originated.

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2008	December 31, 2007	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Predecessor
	(in millions)
Net revenue
United States	$686	$679	$200	$411
All other countries	184	180	42	99

	$870	$859	$242	$510

The table below presents property and equipment, net, by geographic area: the U.S. and all other countries.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor
	December 31, 2008	December 31, 2007
	(in millions)

Long-lived assets
United States	$181	$174
All other countries	9	10

	$190	$184

21.	Quarterly Financial Data (Unaudited)

The following table presents certain unaudited consolidated quarterly financial information for each of the eight quarters in the period ended December 31, 2008. Prior to the Reorganization, there was no single capital structure upon which to calculate historical earnings (loss) per share information. Accordingly, the table below does not present earnings (loss) per share information for periods prior to the Reorganization.

	Three Months Ended
			June 30,
	December 31, 2008	September 30, 2008	2008	March 31, 2008
	Successor	Successor	Successor	Successor
	(in millions, except per share data)

Net revenue	$180	$240	$231	$219
Cost and expenses	156	516	216	220
Operating income (loss)	24	(276)	15	(1)
Net income (loss) attributable to Orbitz Worldwide, Inc.	8	(287)	(5)	(15)
Basic and diluted income (loss) per share attributable to Orbitz Worldwide, Inc. common shareholders	0.10	(3.44)	(0.06)	(0.18)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007
	Successor	Successor	Successor	Successor
	(in millions)

Net revenue	$197	$221	$229	$212
Cost and expenses	182	202	230	203
Operating income (loss)	15	19	(1)	9
Net (loss) attributable to Orbitz Worldwide, Inc.	(11)	(32)	(32)	(10)

		Period from
	Three	July 18,
	Months Ended	2007 to
	December 31,	September 30,
	2007	2007
	Successor	Successor
	(in millions, except
	per share data)

Net (loss) attributable to Orbitz Worldwide, Inc. common shareholders	$(11)	$(31)
Basic and diluted (loss) per share attributable to Orbitz Worldwide, Inc. common shareholders	(0.13)	(0.38)

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Subsequent Events

On January 6, 2009, Steven D. Barnhart resigned as President and Chief Executive Officer of the Company. In connection with his resignation and pursuant to the terms of his employment agreement with the Company, we will incur total expenses of $2 million in the first quarter of 2009 relating to severance benefits and other termination-related costs, all of which will be cash expenditures. The majority of these cash payments will be made in equal amounts over a twenty-four month period from his resignation date, but will be delayed until July 7, 2009, as required by applicable tax law.

In addition, we estimate that we will record $2 million of additional equity-based compensation expense in the first quarter of 2009 related to the accelerated vesting of certain equity-based awards held by him, as provided for in the award agreements related to these equity-based awards. These awards will vest on his last day of employment with the Company, or April 6, 2009.

Schedule II — Valuation and Qualifying Accounts

	Balance at	Charged to
	Beginning of	Costs and	Charged to				Balance at
	Period	Expenses	Other Accounts		Deductions		End of Period
	(in millions)

Tax Valuation Allowance
Successor
Year Ended December 31, 2008	$330	$27	$(37	) (a)	$—		$320
Year Ended December 31, 2007	415	46	(117	) (b)	(14	) (c)	330
Period from August 23, 2006 to December 31, 2006	408	7	—		—		415
Predecessor
Period from January 1, 2006 to August 22, 2006	577	114	(18	)(d)	—		673

(a)	Represents current year foreign currency translation adjustments to the valuation allowance.

(b)	Represents adjustments made to reflect the decreases in the valuation allowance related to the tax sharing agreement with the Founding Airlines.

(c)	Represents the expiration of a U.S. federal income tax capital loss carryforward.

(d)	Represents reductions related to a corresponding reduction in deferred tax assets not recorded through our consolidated statements of operations.